Exhibit 2.1

Dated March 30, 2018

STOCK PURCHASE AGREEMENT

among

Cincinnati Fan & Ventilator Company, Inc., as Purchaser

Met-Pro Technologies LLC, as Seller

CECO Environmental Corp., as Seller Guarantor

and

Strobic Air Corporation, the Company

Exhibit 2.1

Article I Definitions	4
Section 1.01	Definitions4
Section 1.02	Additional Defined Terms13
Section 1.03	Construction14
Section 1.04	Annexes, Exhibits and the Disclosure Letters15
Section 1.05	Knowledge15
Article II Sale of Shares	15
Section 2.01	Sale of Shares15
Section 2.02	Purchase Price; Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses16
Section 2.03	Determination of Purchase Price Adjustment16
Section 2.04	Closing; Closing Deliverables19
Section 2.05	Withholding Rights20
Section 2.06	Tax Treatment of Payments20
Article III Representations and Warranties of Seller AND SELLER GUARANTOR	20
Section 3.01	Due Organization, Good Standing and Corporate Power of Seller and Seller Guarantor20
Section 3.02	Authorization; Noncontravention21
Section 3.03	Ownership of Shares21
Section 3.04	Company22
Section 3.05	Capitalization22
Section 3.06	Consents and Approvals23
Section 3.07	Financial Statements; Undisclosed Liabilities23
Section 3.08	Absence of Certain Changes24
Section 3.09	Compliance with Laws25
Section 3.10	Permits25
Section 3.11	Litigation26
Section 3.12	Employee Benefit Plans26
Section 3.13	Labor Matters29
Section 3.14	Tax Matters30
Section 3.15	Intellectual Property32
Section 3.16	Brokers34
Section 3.17	Material Contracts34
Section 3.18	Environmental Matters36
Section 3.19	Real Property37
Section 3.20	Interests in Clients, Suppliers, Etc.; Affiliate Transactions37
Section 3.21	Suppliers and Customers38
Section 3.22	Title to Personal Properties38
Section 3.23	Anti-Corruption Laws38
Section 3.24	Insurance39
Section 3.25	Customer Warranties39
Section 3.26	Sufficiency of Assets39
Section 3.27	Product Liability40
Section 3.28	Inventories40
Section 3.29	Exclusivity of Representations40
Article IV Representations and Warranties of Purchaser	41
Section 4.01	Due Organization, Good Standing and Corporate Power of Purchaser41

Section 4.02	Authorization; Noncontravention41
Section 4.03	Consents and Approvals42
Section 4.04	Brokers42
Section 4.05	Investment42
Section 4.06	Exclusivity of Representations42
Article V Covenants	42
Section 5.01	Confidentiality42
Section 5.02	Public Announcements42
Section 5.03	Release43
Section 5.04	Employees43
Section 5.05	Director and Officer Indemnification.44
Section 5.06	Retention of and Access to Records44
Section 5.07	Insurance Policies45
Section 5.08	Shared and Wrong Counterparty Contracts45
Section 5.09	Registered IP45
Section 5.10	FSA Amounts45
Section 5.11	Further Assurances45
Article VI Tax Matters	46
Section 6.01	Returns and Payment of Taxes46
Section 6.02	Controversies48
Section 6.03	Notification49
Section 6.04	Indemnification for Taxes49
Section 6.05	Post‑Closing Access and Cooperation51
Section 6.06	Post-Closing Actions51
Section 6.07	Consolidated Tax Returns52
Section 6.08	Survival52
Section 6.09	Tax Provisions Control52
Article VII Indemnification	52
Section 7.01	Survival of Representations and Warranties52
Section 7.02	Indemnification by Seller53
Section 7.03	Indemnification by Purchaser53
Section 7.04	Limitation on Indemnification53
Section 7.05	Losses Net of Insurance, etc.55
Section 7.06	Indemnification Procedure55
Section 7.07	Third Party Claims56
Section 7.08	Sole Remedy/Waiver57
Section 7.09	Seller’s Waiver58
Section 7.10	Indemnity Payments58
Section 7.11	R&W Insurance Policy58
Article VIII Miscellaneous	58
Section 8.01	Fees and Expenses58
Section 8.02	Waiver58
Section 8.03	Notices58
Section 8.04	Entire Agreement60
Section 8.05	Binding Effect; Benefit; Assignment60
Section 8.06	Amendment and Modification60
Section 8.07	Counterparts60

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Section 8.08	Applicable Law60
Section 8.09	Severability61
Section 8.10	Seller Guaranty61
Section 8.11	Specific Enforcement; Limitation on Damages62
Section 8.12	Waiver of Jury Trial62
Section 8.13	Rules of Construction62
Section 8.14	Headings62
Section 8.15	No Recourse62
Section 8.16	Provision Regarding Legal Representation62

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This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated March 30, 2018 by and among Cincinnati Fan & Ventilator Company, Inc., an Ohio corporation (“Purchaser”), Met-Pro Technologies LLC, a Delaware limited liability company (“Seller”) and the sole shareholder of Strobic Air Corporation, a Delaware corporation (the “Company”), the Company, and CECO Environmental Corp., a Delaware corporation (“Seller Guarantor”).

W I T N E S S E T H :

WHEREAS, Seller owns One Thousand Five Hundred (1,500) shares (the “Shares”) of common stock, no par value, of the Company, such Shares representing all of the outstanding shares of capital stock of the Company;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the outstanding shares of capital stock of the Company; and

WHEREAS, Seller is a wholly-owned indirect Subsidiary of Seller Guarantor, and Seller Guarantor desires to guaranty certain obligations of Seller hereunder.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

Article I

Definitions

Definitions

.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that for purposes of Section 3.17(a)(xi) and Section 3.20 an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar laws, rules, and regulations of any applicable jurisdiction concerning or relating to bribery or corruption.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict

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or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“BIS” shall mean the Bureau of Industry and Security.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents.  For the avoidance of doubt, Cash and Cash Equivalents will be calculated net of outstanding checks.

“Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Company on a consolidated basis calculated in accordance with GAAP as immediately prior to the Closing.

“Closing Indebtedness” shall mean the aggregate outstanding amount of Indebtedness of the Company as of the Closing.

“Closing Working Capital” shall mean the aggregate amount of the Company’s Current Assets minus the aggregate amount of the Company’s Current Liabilities as of 11:59 P.M. on the Business Day immediately prior to the Closing Date as determined in accordance with the Specified Accounting Principles.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” shall mean customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Company IT Assets” shall mean any and all IT Assets owned, licensed, leased, used or held for use by the Company.

“Company Transaction Expenses” shall mean all expenses of the Company and its Affiliates (including Seller Guarantor) incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing or incurred or to be incurred after the Closing Date solely with respect to Section 5.09, in each case, including out-of-pocket costs, filing or recordation fees fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of, or in connection with, the transactions contemplated by this Agreement (including the employer portion of any Taxes relating to such payments), payable by the Company and its Affiliates (including Seller Guarantor) (prior to and through and including the Closing Date) pursuant to Section 8.01 and which have not been paid as of the Closing Date.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between the Company and Purchaser, dated January 5, 2018.

“Consolidated Tax Returns” shall mean any Returns with respect to any federal, state, provincial, local, or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include the Company on the one hand, and Seller or any of its Affiliates (other than the Company) on the other hand.

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“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, purchase order or other instrument or obligation (whether oral or written), and any amendments thereto.

“Copyrights” shall mean copyrights, works of authorship, copyrightable works, mask works and registrations and applications for registration thereof.

“Credit Support Documents” shall mean all obligations of the Company under any guarantee, credit support, debt document, pledge agreement or any similar instrument in favor of Seller Guarantor, Seller or any of their respective Affiliates.

“Current Assets” shall mean the sum of all net accounts receivable, net inventory, and prepaid expenses/other current assets that would be required to be reflected as current assets on a balance sheet of the Company as of 11:59 P.M. on the Business Day immediately prior to the Closing Date as determined in accordance with Specified Accounting Principles.  The definition of “Current Assets” shall exclude all (a) Closing Cash, income Tax assets and deferred Tax assets and (b) all amounts deposited by employees of the Company and remaining in, as of immediately prior to Closing, any flexible spending plan of Seller Guarantor or any of its Affiliates (the “FSA Amounts”).

“Current Liabilities” shall mean the sum of all accounts payable and accrued liabilities (excluding accrued employee bonus amounts and employer-level Taxes on such amounts), accrued employee costs, accrued warranties, accrued internal and external commissions, and billings in excess of costs and estimated earnings on uncompleted contracts (lessened by any cash payments that have been received by the Company related to such accounts) and other liabilities that would be required to be reflected as current liabilities on a balance sheet of the Company as of 11:59 P.M. on the Business Day immediately prior to the Closing Date as determined in accordance with Specified Accounting Principles.  The definition of “Current Liabilities” shall exclude in all instances: (a) all Closing Indebtedness (whether current or not) that is being repaid by the Company or Seller in connection with the Closing or is being deducted from the Final Purchase Price; (b) accrued employee bonus amounts and employer-level Taxes on such amounts to the extent included in Company Transaction Expenses; (c) all amounts owed to Affiliates of the Company; (d) customer deposits or cash received in advance to the extent not reflected in accrued liabilities above, including cash payments that have been received by the Company related to billings in excess of costs and estimated earnings on uncompleted contracts; (e) income Tax liabilities and deferred Tax liabilities; and (f) all liabilities arising out of or triggered by any of the transactions contemplated by this Agreement to the extent included in Company Transaction Expenses.

“Data Security Requirements” shall mean, collectively, all of the following to the extent relating to privacy, data protection or security (including any security breach notification requirements) of information (including Personal Information), or to the integrity and availability of the Company IT Assets: all (a) Laws, including those concerning the privacy or security of personal information, personal data and personally identifiable information (and the collection, storage, use, access, disclosure, processing, security, or transfer of any of the foregoing, data security, cybersecurity, and e-commerce, and all regulations promulgated and guidance issued by any Governmental Entity (including staff reports) thereunder and any security breach notification requirements, (b) the Company’s own rules, policies, procedures and public statements (including all data protection and privacy policies and related notices), (c) industry standards applicable to the industry in which the Company operates (including the Payment Card Industry Data Security Standards as promulgated by the Payment Card Industry Security Standards Council), and (d) Contracts into which the Company has entered or by which it is otherwise bound.

“Disclosure Letter” shall mean the respective disclosure letters delivered concurrently with the execution of this Agreement by Seller to Purchaser and by Purchaser to Seller.

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“Environmental Law” shall mean any Law, Order or other requirement of Law, including common law, relating to the protection of the environment, the protection of human health or safety, to the extent concerned with the exposure to Hazardous Materials, or the manufacture, use, transport, treatment, storage, disposal, marketing, distribution, labeling, handling, release or threatened release of Hazardous Materials.

“Equity Interests” shall mean (a) any equity interests or shares, (b) any shares of capital stock, (c) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire equity interests or shares, capital stock, or any other equity securities, (e) any securities convertible into or exercisable or exchangeable for equity interests or shares, capital stock, or any other equity securities, (f) any voting interest in any Person or (g) any other interest classified as an equity security of a Person.

“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” shall mean Wilmington Trust, N.A.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into on the Closing Date among Purchaser, Seller and the Escrow Agent.

“Escrow Amount” shall mean the Indemnity Escrow Amount plus the Purchase Price Escrow Amount.

“Estimated Working Capital Adjustment” shall mean an amount determined as follows:  (a) if the Estimated Closing Working Capital is less than the Working Capital Target Floor, then the Estimated Working Capital Adjustment shall be a reduction to the Initial Purchase Price in an amount equal to such shortfall; (b) if the Estimated Closing Working Capital is greater than the Working Capital Target Ceiling, then the Estimated Working Capital Adjustment shall be an increase in the Initial Purchase Price in an amount equal to such excess; and (c) if the Estimated Closing Working Capital is within the Target Working Capital Range, then there shall be no adjustment to the Initial Purchase Price.

“Excluded Liabilities” shall mean any Liabilities or obligations of Seller or any of its Affiliates or arising out of the business of Seller or any of its Affiliates (other than Liabilities or obligations that are solely the Company’s or arising out of the Company’s business).

“Final Purchase Price” shall mean an amount equal to the sum of (a) Twenty-Eight Million Five Hundred Thousand dollars ($28,500,000), (b) plus or minus the amount of the Working Capital Adjustment, if any, (c) minus Closing Indebtedness, (d) minus the Escrow Amount and (e) minus the Company Transaction Expenses.

“Fundamental Representations” shall mean the representations and warranties contained in Section 3.01 (Due Organization, Good Standing and Corporate Power of Seller and Seller Guarantor), Section 3.02(a) (Authorization; Noncontravention), Section 3.03 (Ownership of Shares), Section 3.04 (Company), Section 3.05 (Capitalization), and Section 3.16 (Brokers).

“Funded Indebtedness” shall mean all Indebtedness listed on Section 1.01(b) of the Disclosure Letter.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

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“Government Contract” shall mean any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of the Company with any Governmental Entity, including all Contracts and work authorizations to supply goods and services to any Governmental Entity.

“Governmental Entity” shall mean any United States or non-United States federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Hazardous Material” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, Order or requirement of Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn‑out” payments, whether or not matured (other than trade payables included in Current Liabilities for purposes of the Closing Working Capital calculation), (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of such Person, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) any obligations under any interest rate, currency or other hedging agreement, (h) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) any Intercompany Obligations, (k) accrued employee bonus amounts and the employer portion of any Taxes on such amounts (except to the extent included in Company Transaction Expenses), (l) customer deposits or cash received in advance to the extent not reflected in Current Liabilities, including cash payments that have been received by the Company related to billings in excess of costs and estimated earnings on uncompleted contracts, (m) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (l) above, or (n) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (l) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.  Indebtedness shall not, however, include (y) accrued expenses arising in the ordinary course of business or (z) endorsements of negotiable instruments for collection in the ordinary course of business.

“Indemnity Escrow Amount” shall mean One Hundred Thirty-Five Thousand dollars ($135,000), which amount is to be deposited by Purchaser with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Initial Purchase Price” shall mean an amount equal to the sum of (a) Twenty-Eight Million Five Hundred Thousand dollars ($28,500,000), (b) plus or minus the Estimated Working Capital Adjustment, if any, (c) minus Estimated Closing Indebtedness, (d) minus the Escrow Amount and (e) minus Estimated Company Transaction Expenses.

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“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world, whether registered or unregistered: (a) Patents; (b) Trademarks; (c) Copyrights; (d) rights in Software, websites (including content thereon), Internet domain names, uniform resource locators; (e) Trade Secrets; (f) rights of privacy and publicity and in social media usernames and accounts; (g) other intellectual or industrial property rights, including confidential material; (h) copies and tangible embodiments thereof (in whatever form or medium); and (i) the right to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercompany Obligations” shall mean, as of any specified time, any Liabilities owed by the Company to Sellers or any of their Affiliates (other than the Company) or by Sellers or any of their Affiliates (other than the Company) to the Company, in each case at such time.

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean any and all computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, websites (including the content thereon) and all other information technology equipment and assets, including outsourced or cloud computing arrangements.

“Law” shall mean any statute, law, ordinance, policy rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including any liabilities for Taxes.

“Liens” shall mean any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases third parties, security agreements and other restrictions or limitations on ownership or use of real or personal property.

“Loss” or “Losses” shall mean, without duplication, (a) any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and (b) any losses, Taxes or costs incurred in investigating, defending or settling any of claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence, change or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company taken as a whole; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting solely from any of the following shall constitute, a Material Adverse Effect:  (a) changes in the United States or world financial markets as a whole, (b) changes in general economic conditions that affect the industries in which the Company operates, (c) armed hostilities or war or material armed hostilities (including acts of terrorism), whether or not pursuant to a formal declaration of a national emergency or war, (d) any changes in Laws or Orders, (e) any changes in GAAP, (f) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (g) the announcement of this Agreement or the transactions contemplated by this Agreement or the identity of Purchaser in connection with the transactions contemplated by this Agreement, or (h) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings or cash position (provided, that this clause (h) will not prevent a determination that any change or effect underlying any such change or

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failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) other than in the case of clauses (a) through (f), changes that disproportionately and adversely impact the Company relative to other companies in the industries in which the Company operates.

“OFAC” shall mean the Office of Foreign Assets Control.

“Occurrence” shall mean any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Company which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Overlap Period” shall mean with respect to the Company, the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Owned IP” shall mean all Intellectual Property and IT Assets owned (or purported to be owned) in whole or in part by the Company.

“Patents” shall mean issued patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations, continuations in part, extensions, renewals and reissues for any of the foregoing.

“Permitted Liens” shall mean (a) Liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate means or procedures (and for which appropriate reserves have been established with respect thereto in accordance with GAAP), (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts that are not past due, (d) interests of parties other than the Company in leases, subleases and similar agreements set forth on Section 3.19(b) of the Disclosure Letter, (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and (f) other imperfections of title or encumbrance, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the Company to which they relate as currently used or operated.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Personal Information” shall mean, collectively, (a) any information and/or data (including personal data and personally identifiable information) that relates to an identified or identifiable individual, or that may be used to identify an individual (including name, street address, telephone number, email address, photograph, social security number, driver’s license number or data collected through an automated license plate recognition system, passport number, financial account information, username and password combinations or customer or account number) or that is otherwise governed, regulated or protected by one or more Laws concerning the privacy or security of personal information, personal data

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and personally identifiable information or the Payment Card Industry Data Security Standards as promulgated by the Payment Card Industry Security Standards Council, and (b) any information and/or data that the Company receives from or on behalf of a customer of the Company that is subject to a confidentiality obligation.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Purchase Price Escrow Amount” shall mean Five Hundred Thousand dollars ($500,000) together with any earnings thereon, which amount is to be deposited by Purchaser with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“R&W Insurance Policy” shall mean the buy-side representations and warranties insurance policy paid for by Purchaser and Seller, with Seller’s portion of the payment capped at fifty percent (50%) of the R&W Insurance Policy premium up to a maximum aggregate amount of One Hundred Thousand dollars ($100,000).

“Recall” shall mean a product recall, rework or post sale warning or similar action.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Retention Agreements” shall mean (a) that certain Retention Bonus Agreement, dated October 26, 2017, by and between the Company and Ken Nase and (b) Retention Bonus Agreement, dated October 30, 2017, by and between the Company and Dan LaSalle.

“Return” shall mean all U.S. federal, state, local and foreign returns, information statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and informational tax returns) and any amendments thereto, in each case, with respect to Taxes.

“Sanctions Authority” shall mean OFAC, BIS, the U.S. Department of State, Her Majesty’s Treasury, or any other governmental institution or agency administering laws, regulations, or restrictive measures relating to economic or financial sanctions or trade embargoes.

“Shared Contract”   shall mean any Contract entered into prior to Closing by or on behalf of the Seller Guarantor, Seller, any of their respective Affiliates (other than the Company) and/or the Company and which relates to both the business of the Company and the Seller Guarantor’s, Seller’s, any of their respective Affiliates’ (other than the Company) business but excluding, in each case: (i) employment and other agreements with the employees of the Company or any companies within of the Seller Guarantor, Seller or their respective Affiliates and (ii) insurance policies.

“Software” shall mean any and all (a) computer code and computer programs, including any and all software, compilers, middleware, development tools, and firmware implementations of algorithms, models and methodologies, whether in source code or object code, including, for the avoidance of doubt, patches, new versions or updates thereto, (b) database rights, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all source code annotations, documentation, including user and installation manuals and training software, relating to any of the foregoing.

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“Specified Accounting Principles” shall mean GAAP and the accounting policies, methodologies and principals expressly set forth on Section 1.01(a) of the Disclosure Letter, consistently applied and, otherwise applied in a manner consistent with those used to prepare the Financial Statements as of December 31, 2017; provided, that in the event of an inconsistency between Section 1.01(a) of the Disclosure Letter, GAAP and such Financial Statements, Section 1.01(a) of the Disclosure Letter shall prevail.

“Specified Environmental Liabilities” shall mean any Liabilities under Environmental Laws arising from: (a) the former Harleysville site; (b) the Sandoval Zinc Company; (c) former operations in Bensalem, Pennsylvania or Trenton, New Jersey, or (d) exposure to asbestos or asbestos-containing material in connection with Seller or its Affiliates (but not the Company).

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Target Working Capital Range” shall mean a range between the Working Capital Target Floor and the Working Capital Target Ceiling.

“Taxes” shall mean all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, production, value added, occupation, unemployment, property, excise, severance, windfall profits, stamp, escheat, license, unitary, payroll, social security, withholding or other taxes, assessments, duties, similar fees, levies or other similar governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), together with any additions, penalties or interest with respect thereto.

“Taxing Authority” shall mean any Governmental Entity that is responsible for the administration, collection, assessment or imposition of any Tax.

“Trade Secrets” shall mean any and all trade secrets and other proprietary or confidential information including proprietary or confidential ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, financial and accounting data, technical data, personal information, customer lists, supplier lists, business plans, know‑how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and techniques, research and development information, industry analyses, drawings, databases, data collections and related information.

“Trademarks” shall mean trademarks, service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time.

“Working Capital Adjustment” shall mean an amount determined as follows:  (a) if the Closing Working Capital is less than the Working Capital Target Floor, then the Working Capital Adjustment shall be a reduction to the Final Purchase Price in an amount equal to such shortfall; (b) if the Closing Working Capital is greater than the Working Capital Target Ceiling, then the Working Capital Adjustment shall be

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an increase in the Final Purchase Price in an amount equal to such excess; and (c) if the Closing Working Capital is within the Target Working Capital Range, then there shall be no adjustment to the Final Purchase Price.

“Working Capital Target Ceiling” shall mean Three Million Two Hundred Fifty Thousand dollars ($3,250,000).

“Working Capital Target Floor” shall mean Two Million Seven Hundred Fifty Thousand dollars ($2,750,000).

“Wrong Counterparty Contract” shall mean all Contracts exclusively or predominately related to the business of the Company, which have been entered into prior to the Closing by or on behalf of the Seller Guarantor or any of its Affiliates (other than the Company).

Additional Defined Terms

.  In addition to the terms defined in Section 1.01, additional defined terms used herein shall have the respective meanings assigned thereto in the following Sections of this Agreement:

Defined TermSection

Affiliate ContractSection 3.17(a)(xi)

Aggregate CapSection 7.04(e)

Agreed ClaimsSection 7.06(c)

AgreementPreamble

ArbitratorSection 2.03(c)(i)

Balance Sheet DateSection 3.07(a)(i)

Claim CertificateSection 7.06(a)

ClosingSection 2.04(a)

Closing DateSection 2.04(a)

Closing StatementSection 2.03(a)

Collateral SourceSection 7.05

CompanyPreamble

Company EmployeesSection 5.04

Covered PartySection 5.05(a)

Deductible Section 7.04(a)

Disputed AmountsSection 2.03(c)

DOLSection 3.12(b)

Employee Benefit PlansSection 3.12(a)

ERISASection 3.12(a)

Estimated Closing IndebtednessSection 2.02(a)

Estimated Closing StatementSection 2.02(a)

Estimated Closing Working Capital Section 2.02(a)

Estimated Company Transaction ExpensesSection 2.02(a)

Financial StatementsSection 3.07(a)

FSA AmountsSection 1.01

Indemnified PartySection 7.06(a)

Indemnifying PartySection 7.06(a)

IP LicensesSection 3.15(d)

Knowledge of SellerSection 1.05

Material ContractSection 3.17(a)

Multiemployer PlanSection 3.12(c)

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Notice of ObjectionSection 2.03(b)

OfferSection 5.04(a)

Overlap Period Returns Section 6.01(b)

PermitsSection 3.10

Pre-Closing Consolidated Return Section 6.01(a)

Pre-Closing Consolidated Return WorkpaperSection 6.01(a)

Pre-Closing Return Section 6.01(a)

Pre-Closing Tax MatterSection 6.02(a)

Privileged Deal Communications Section 8.16

Pro Forma Tax ReturnSection 6.01(a)

Purchase Price AdjustmentSection 2.03(d)

PurchaserPreamble

Purchaser Consolidated Tax ReturnSection 6.07(b)(i)

Purchaser IndemniteesSection 7.02

Purchaser Tax Matter Section 6.02(b)

Real Property LeasesSection 3.19(b)

ReturnSection 3.14(a)

Section 338(h)(10) Election Section 6.04(a)

Section 338(h)(10) Election FormSection 6.04(c)(i)

SellerPreamble

Seller GuarantorPreamble

Seller IndemniteesSection 7.03

SharesRecitals

Tax MatterSection 6.02(a)

Third Party ClaimSection 7.07(a)

Top CustomersSection 3.21(a)

Top Sales Representative Section 3.21(b)

Top SuppliersSection 3.21(c)

Transaction Documents Section 3.29

Transition Services AgreementSection 2.04(b)(x)

UK EmployeeSection 5.04(a)

Construction

.  In this Agreement, unless the context otherwise requires:

(a)references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail, provided the sender complies with the provisions of Section 8.03 hereof);

(b)the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the online “virtual data room” established by the Company) at least two (2) Business Days prior to the Closing Date;

(c)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)references to Articles, Sections, Annexes, Sections of the Disclosure Letter, the Preamble and Recitals are references to articles, sections, annexes, disclosure schedules, the preamble and

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recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement, the Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(f)the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h)“include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(i)references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Annexes, Exhibits and the Disclosure Letters

.  The Annexes, Exhibits and the Disclosure Letter are incorporated into and form an integral part of this Agreement.

Knowledge

.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller” or words of similar import, it shall mean the actual knowledge of the individuals set forth on Section 1.05 of the Disclosure Letter after reasonable inquiry by such individuals as such Person undertake in the ordinary course of his or her employment duties with the Company.

Article II

Sale of Shares

Sale of Shares

.  On the Closing Date and on the terms, and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser at the Closing, and Purchaser shall purchase from Seller at the Closing, the Shares free and clear of all Liens and together with all accrued rights and benefits attached thereto.  Seller shall take such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery of the Shares on the books and records of the Company, free and clear of all Liens and together with all accrued rights and benefits attached thereto, and to provide Purchaser with such evidence of the same as is legally required or as Purchaser shall reasonably request.  Seller shall cure any deficiencies with respect to the endorsement of the certificates representing the Shares or with respect to the stock power accompanying any such certificates.

Purchase Price; Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses

.  (a)  At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, Seller and the Company shall prepare

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and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth such Persons’ good faith estimate of (i) the amount of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (iii) the Closing Working Capital and the components thereof (the “Estimated Closing Working Capital”), and (iv) the amount of Working Capital Adjustment (the “Estimated Working Capital Adjustment”) and in each case calculated in accordance with the terms of this Agreement.  The Estimated Closing Statement shall be prepared in accordance with the Specified Accounting Principles.  During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, Purchaser shall have an opportunity to review the Estimated Closing Statement and Seller shall cooperate with Purchaser in good faith to mutually agree upon the Estimated Closing Statement in the event Purchaser disputes any item proposed to be set forth on such statement; provided, that, if Seller and Purchaser are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Seller to Purchaser shall be binding for purposes of this Section 2.02, but not, for the avoidance of doubt, for purposes of Section 2.03.

(b)At the Closing, Purchaser shall pay to Seller, in full consideration for the purchase by Purchaser of the Shares (subject to the adjustments set forth in Section 2.03 hereof), the Initial Purchase Price, such payment to be made by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least three (3) Business Days prior to the Closing.

(c)At the Closing, Purchaser shall pay any amounts due to employees, officers and directors of the Company constituting Company Transaction Expenses (subject to any applicable employer and employee Taxes and withholdings on amounts payable to any such individual) and shall pay all other Company Transaction Expenses for which invoices have been submitted to the Company at least two (2) Business Days prior to the Closing Date.  Within three (3) Business Days after Closing, Seller will provide, in a form reasonably acceptable to Purchaser, proof of the payments required to be made under the Retention Agreements in connection with this Agreement.

(d)At the Closing, Purchaser shall pay to the Escrow Agent the Escrow Amount.

(e)Promptly following the Closing (and in any event within five (5) Business Days), Seller shall deliver to Purchaser for Purchaser’s approval and review a good faith calculation of the employer portion of any Taxes relating to the payments at Closing under the Retention Agreements.  Within two (2) Business Days following Purchaser’s approval, such amount shall be delivered by wire transfer of immediately available funds to an account specified by Purchaser.  The parties acknowledge and agree that such amount shall be subject to the purchase price adjustment set forth in Section 2.03 as a component of Company Transaction Expenses.

Determination of Purchase Price Adjustment

.  (a)  Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Purchaser shall cause the Company to prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations of (i) the amount of the Closing Indebtedness, (ii) the Company Transaction Expenses, (iii) the Closing Working Capital, (iv) the amount of Working Capital Adjustment and (v) a calculation of the Final Purchase Price based on the amounts set forth in the Closing Statement.  The Closing Statement shall be prepared in accordance with the Specified Accounting Principles.  Upon delivery of the Closing Statement by Purchaser, Purchaser shall cause the Company to provide Seller and its Representatives with reasonable access, during normal business hours, to the Company’s accounting and other personnel and to the books and records of the Company, as the case may be, and any other document or information (subject to the

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execution of customary access letters) reasonably requested by Seller and necessary in order to allow Seller and its Representatives to verify the accuracy of the Closing Statement.

(b)In the event that Seller does not object to the Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Purchaser within thirty (30) days after Seller’s receipt of the Closing Statement, the recalculation of the Initial Purchase Price pursuant to the Closing Statement shall be deemed final and binding.  A Notice of Objection under this Section 2.03(b) hereof shall set forth in reasonable detail Seller’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the Company Transaction Expenses, (iii) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto and (iv) a recalculation of the Final Purchase Price based on such amounts.

(c)If Seller delivers a Notice of Objection to Purchaser within the thirty (30) day period referred to in Section 2.03(b) hereof, then any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.03(c):

(i)Seller and Purchaser shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection.  If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Seller and Purchaser) after the date of receipt by Purchaser from Seller of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to Moss Adams LLP, a nationally recognized public accounting firm, independent of either party (the “Arbitrator”).

(ii)Seller and Purchaser shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.03(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator.  The decision of the Arbitrator shall be final, binding and non-appealable upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non‑appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(iii)The Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Arbitrator with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding.

(iv)If Seller and Purchaser submit any Disputed Amounts to the Arbitrator for resolution, Seller and Purchaser shall each pay its own costs and expenses incurred under this Section 2.03(c).  Seller shall be responsible for that fraction of the fees and costs of the Arbitrator where (A) the numerator is the portion of the Disputed Amounts expressed in dollars, decided by the Arbitrator in favor of Purchaser and (B) the denominator is the total Disputed Amounts, and Purchaser shall be responsible for the remainder of such fees and costs.

(v)The Arbitrator shall act solely as an arbitrator in accounting and not as an expert to determine, based upon the provisions of this Section 2.03(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.03(a) hereof.  The parties shall use their commercially reasonable efforts to cause the Arbitrator’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Seller or Purchaser, and shall be no greater than the greater of the amount claimed by either Seller or Purchaser; provided that, if, notwithstanding the commercially reasonable efforts of Seller and Purchaser, (A) the Arbitrator’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Seller or Purchaser, then

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such disputed amount shall be deemed to be the lesser of the amounts claimed by either Seller or Purchaser or (B) the Arbitrator’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Seller or Purchaser, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Seller or Purchaser.

(d)Upon the determination, in accordance with Section 2.03(b) or Section 2.03(c) hereof, of the Final Purchase Price, Seller or Purchaser, as the case may be, shall make the payment required by this Section 2.03(d).  The amount payable by Seller or Purchaser pursuant to this Section 2.03(d) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes:

(i)If the Final Purchase Price is greater than the Initial Purchase Price, then (A) Purchaser shall pay to Seller the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser promptly after the final determination of the Final Purchase Price, and (B) Seller and Purchaser shall deliver a joint written instruction in accordance with the Escrow Agreement to the Escrow Agent to cause the Escrow Agent to immediately release the Purchase Price Escrow Amount to Seller;

(ii)If the Final Purchase Price is less than the Initial Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price, Seller and Purchaser shall deliver a joint written instruction in accordance with the Escrow Agreement to the Escrow Agent to cause the Escrow Agent to immediately release to Purchaser from the Purchase Price Escrow Amount an amount equal to the difference between the Initial Purchase Price and the Final Purchase Price and to immediately release to Seller the balance, if any, of the Purchase Price Escrow Amount; provided, however, that if the Purchase Price Escrow Amount is less than the Purchase Price Adjustment determined pursuant to this Section 2.03(d)(ii), then Seller shall, at Purchaser’s option (and in Purchaser’s sole discretion), either (A) promptly (but in any event within five (5) Business Days) pay or cause to be paid to Purchaser or (B) direct the Escrow Agent, pursuant to a joint written instruction with Purchaser and in accordance with the Escrow Agreement, to immediately release to Purchaser from the Indemnity Escrow Amount an amount equal to the amount of such difference.  In the event that Purchaser elects the option pursuant to clause (B) of the immediately preceding sentence, Seller shall promptly (but in any event within five (5) Business Days) deposit with the Escrow Agent the amount so released to Purchaser.  Any amount to be paid by Seller pursuant to this Section 2.03(d)(ii) shall be paid by wire transfer of immediately available funds to an account designated by Purchaser in writing to Seller promptly after the final determination of the Final Purchase Price; and

(iii)If the Final Purchase Price is equal to the Initial Purchase Price, there shall be no adjustment pursuant to this Section 2.03(d).  In such event, Seller and Purchaser shall each execute and deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement to immediately release the Purchase Price Escrow Amount to Seller.

Closing; Closing Deliverables

.  (a)  The sale referred to in Section 2.01 hereof (the “Closing”) shall take place remotely via the electronic exchange of

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signatures at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York, 10020‑1095.  Such date is herein referred to as the “Closing Date”.

(b)At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)stock certificates representing the Shares, duly endorsed by Seller in favor of Purchaser;

(ii)copies of the certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, including all amendments thereto;

(iii)a certificate from the Secretary of State or other appropriate official of the jurisdiction of incorporation to the effect that the Company is in good standing and listing all charter documents of the Company on file;

(iv)a certificate certifying that the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5)-year period ending on the Closing Date;

(v)counterparts to the Escrow Agreement, duly executed by an authorized officer of Seller and the Escrow Agent;

(vi)duly executed letters of resignation, in form and substance reasonably satisfactory to Purchaser from each of the officers and directors of the Company as set forth on Section 2.04(b)(vi) of the Disclosure Letter;

(vii)(A) evidence in a form reasonably acceptable to Purchaser of the unconditional release of all Credit Support Documents, including the unconditional release of any Liens and security interests in connection with item 2 set forth on Section 3.02(b) of the Disclosure Letter and (B) final invoices from each Person to whom Company Transaction Expenses are payable evidencing the amount of the applicable Company Transaction Expenses as of the Closing Date;

(viii)(A) duly executed termination agreements cancelling all Affiliate Contracts listed on Section 2.04(b)(viii)(A) of the Disclosure Letter that provide for such termination without further liability or obligation to the Company thereafter and (B) a duly executed assignment agreement assigning to the Company all Contracts listed on Section 2.04(b)(viii)(B) of the Disclosure Letter or providing evidence of such assignment, in each case of clauses (A) and (B), in a form reasonably acceptable to Purchaser;

(ix)the consents set forth on Section 3.06 of the Disclosure Letter;

(x)evidence in a form reasonably acceptable to Purchaser that (A) all Intellectual Property exclusively used (or held for use) in the conduct of the business of the Company, including the Patents and Trademarks set forth on Section 2.04(b)(x) of the Disclosure Letter have been assigned by MPC, Inc. or Met Pro Corporation, as applicable, to the Company and (B) such assignments have been recorded (or submitted for recordation) by the United States Patent and Trademark Office prior to the Closing;

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(xi)counterparts to that certain Transition Services Agreement, dated as of the date hereof, by and among Seller, Seller Guarantor and Purchaser (the “Transition Services Agreement”), duly executed by an authorized officer of Seller and Seller Guarantor; and

(xii)an IRS Form 8023 executed by, or caused to be executed by, Seller, as applicable, duly completed for the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement.

(c)At or prior to the Closing, Purchaser shall comply with all delivery requirements in Section 2.02(b) through 2.02(e) and shall also deliver or cause to be delivered to Seller a counterpart to the (i) Escrow Agreement and (ii) Transition Services Agreement, duly executed by an authorized officer of Purchaser.

(d)Without limiting the generality of the foregoing, Purchaser shall pay all premiums and other amounts required to cause the R&W Insurance Policy to become effective in accordance with its terms.

Withholding Rights

.  Purchaser and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II, such amounts as they are required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law; provided, however, that if Purchaser determines that an amount is required to be deducted and withheld with respect to amounts otherwise payable other than as compensation, Purchaser shall promptly provide Seller with written notice of its intent to deduct and withhold, and Purchaser, at Seller’s sole cost and expense, shall reasonably cooperate with Seller to eliminate or reduce the basis for such deduction or withholding (including providing Seller with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding).  If Purchaser or the Company, as the case may be, withholds any such amounts in accordance with this Section 2.05, and timely pays such amounts to the proper Governmental Entity, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to such Person with respect to whom such deduction and withholding was made.

Tax Treatment of Payments

.  Any payment made pursuant to Section 2.03, Section 6.04 or Article VII hereof shall be deemed to be, and each of Seller and Purchaser shall treat such payments as, an adjustment to the purchase price for all federal, state, local and foreign income tax purposes, unless otherwise required by applicable Tax Law.

Article III

Representations and Warranties of Seller AND SELLER GUARANTOR

Except as set forth in the Disclosure Letter, Seller and, with respect to Sections 3.01, 3.02 and 3.06, Seller Guarantor, hereby represent and warrant to Purchaser as of the Closing Date, as follows:

Due Organization, Good Standing and Corporate Power of Seller and Seller Guarantor

.  Seller is a limited liability company, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and

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has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Authorization; Noncontravention

.  (a)  Each of Seller and Seller Guarantor has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments, certificates and agreements to be delivered by Seller and Seller Guarantor, as applicable, as contemplated hereby, to perform and carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller and Seller Guarantor, as applicable, of this Agreement and all other instruments and agreements to be delivered by Seller and Seller Guarantor, as applicable, as contemplated hereby, the consummation by Seller and Seller Guarantor, as applicable, of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at Closing will be, duly authorized and approved by all necessary action.  This Agreement has been, and all other instruments and agreements to be executed and delivered by Seller and Seller Guarantor, as applicable, as contemplated hereby will be, duly executed and delivered by Seller.  Assuming that this Agreement constitutes a valid and binding obligation of Purchaser and each other Person (other than Seller and Seller Guarantor) party thereto, this Agreement constitutes a valid and binding obligation of Seller and Seller Guarantor, as applicable, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by Seller and Seller Guarantor, as applicable, as contemplated hereby and thereby constitute valid and binding obligations of Purchaser and each other Person (other than Seller and Seller Guarantor) party thereto, such instruments and agreements will constitute valid and binding obligations of Seller and Seller Guarantor, as applicable, enforceable against them in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Seller and Seller Guarantor, as applicable, as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by‑laws or equivalent charter documents of the Company, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of Seller, Seller Guarantor or the Company, (iii) except as set forth on Section 3.02(b)(iii) of the Disclosure Letter, require the consent, clearance, approval, waiver or authorization of, or notice to, any Person under, conflict with or result in a breach of, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation or acceleration of rights, obligations or performance required by any of the terms, conditions or any provision of, any Material Contract or Permit to which Seller, Seller Guarantor or the Company is a party or by which any of their respective properties or assets are bound or under any Material Contract or Permit, or (iv) subject to receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.06 of the Disclosure Letter, result in a violation or breach of any provision of any Law or any Order applicable to Seller, Seller Guarantor or the Company or by which any of their respective properties or assets are bound, except, in the case of clauses (iii) and (iv) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which would not reasonably be expected to materially impact the Company, or the Company’s or Seller’s ability to consummate the transactions contemplated hereby.

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Ownership of Shares

.  Seller has good and valid title to the Shares, free and clear of all Liens and is the record and beneficial owner of the Shares.  All of the Shares were acquired from third parties or the Company in compliance with applicable Law.  There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company.  Upon payment of the Initial Purchase Price to Seller at the Closing, Seller will convey good and valid title to the Shares, free and clear of all Liens.  The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Purchaser at the Closing will be sufficient to transfer Seller’s entire interest, record and beneficial, in the Shares to Purchaser.  Seller does not hold any outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the ownership interests of the Company that will not be deemed exercised or terminated in full prior to the Closing Date.

Company

.  (a)  The Company is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)The Company does not own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

(c)Except as set forth on Section 3.04(c) of the Disclosure Letter, the Company does not have any Indebtedness.

(d)Except as set forth on Section 3.04(d) of the Disclosure Letter, there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the Laws of general applicability of its jurisdiction of organization.

(e)Except for the contractual rights and the ownership of or rights to use the assets set forth on Section 3.04(e) of the Disclosure Letter (which contractual rights and assets will be transferred to the Company prior to the Closing except as otherwise specifically indicated on such schedule), neither Seller nor its Affiliates (other than the Company) own or have a right to use any, tangible or intangible, assets of the Company or any, tangible or intangible, assets that are used in the Company’s operation of the business as conducted or anticipated to be conducted.

Capitalization

.  The authorized capital stock of the Company consists of One Thousand Five Hundred (1,500) shares of common stock, no par value.  The Shares constitute all the issued and outstanding Equity Interests of the Company.  The Shares have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights.  Except for the Shares, no Equity Interests of the Company are issued, reserved for issuance or outstanding.  Seller has no obligation to make further payments for its purchase of the Shares or contributions to the Company solely by reason of its ownership of the Shares.  The Company is not a party to any outstanding or authorized option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment

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relating to the Equity Interests of the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, any Equity Interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests in the Company.  There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Equity Interests in the Company.  Except as set forth on Section 3.05 of the Disclosure Letter, there are no voting trusts, equityholder agreements, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the Shares.  The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter.  There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

Consents and Approvals

.  Except as set forth on Section 3.06 of the Disclosure Letter, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Seller, Seller Guarantor, or the consummation by Seller, Seller Guarantor, and the Company of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings which have been obtained or made or, if not made or obtained, would not be materially adverse or reasonably be expected to be materially adverse to the Company, or the ability of Seller or the Company to perform their respective obligations under this Agreement.

Financial Statements; Undisclosed Liabilities

.

(a)Seller has furnished Purchaser with (i) the unaudited consolidated balance sheet of the Company and its Affiliates as of December 31, 2017 and December 31, 2016 (the “Balance Sheet Date”), the related unaudited consolidated monthly statements of income for the fiscal years then ended, and the related unaudited consolidated statement of cash flows for the fiscal year ended December 31, 2017, and (ii) the interim unaudited consolidated balance sheet of the Company as of February 28, 2018 and the related interim unaudited consolidated monthly statements of income for the two (2) months then ended.  The financial statements referred to above (collectively, the “Financial Statements”), except as described therein, and in the case of interim Financial Statements, except for normal year-end adjustments, which will not be material and have been prepared in accordance with GAAP consistently followed throughout the periods indicated.

(b)The Financial Statements were derived from the books, records and accounts of the Company.  The books, records and accounts of the Company are complete and correct in all material respects and represent actual, bona fide transactions.

(c)The Financial Statements are correct and complete and fairly present, in all material respects, the financial position of the Company as of February 28, 2018, December 31, 2017 and the Balance Sheet Date, respectively, and the related unaudited consolidated monthly statements of income and cash flows fairly present, in all material respects, the results of operations and cash flows of the Company and the changes in its financial position for the period indicated, subject to the absence of footnote disclosures and other presentation items.

(d)Except as set forth on Section 3.07(d) of the Disclosure Letter, the Company does not have any claims or Liabilities, whether primary or secondary, direct or indirect, absolute, accrued contingent or otherwise, other than claims or Liabilities (i) included in the Financial Statements or (ii)

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incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.  Since December 31, 2015, no officer, director, manager, member or employee of the Company has refused to execute any certificate of any kind whatsoever required by Law or requested by any accounting, banking, financial or legal firm or Person.

(f)The Company is not a party to, or does not have any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S‑K promulgated by the Securities and Exchange Commission).

Absence of Certain Changes

.  Since the Balance Sheet Date, (a) the Company has operated in the ordinary course of business and consistent with past practice in all material respect, (b) there has not been any Material Adverse Effect, and (c) except as set forth on Section 3.08(c) of the Disclosure Letter, the Company has not taken any of the following actions:

(i)except in the ordinary course of business, or as required by applicable Law, materially increased or decreased the compensation (including wages, salaries, bonuses or any other remuneration) payable or to become payable to any employee of the Company, or changed, established, adopted, entered into, amended or terminated any insurance, pension, retirement, profit sharing, employee benefit, collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of the Company;

(ii)(A) made any material change in its sales, credit or collection terms and conditions or (B) write off as uncollectible any notes or accounts receivable;

(iii)made any loans, advances or capital contributions to, or investments in, any other Person, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(iv)(A) incurred any obligation, Indebtedness or liability or assumed, guaranteed, endorsed, modified or otherwise become responsible for the liabilities or obligations of any other Person or entity (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business; (B) discharged or satisfied any Lien; (C) mortgaged, pledged, created or subjected to Lien any of its existing assets or properties; (D) sold, assigned, transferred, leased, licensed, sublicensed, covenanted not to assert, amended, terminated, released, abandoned, allowed to lapse, waived or otherwise disposed of any of its existing tangible or intangible assets or properties, including without limitation any Intellectual Property, except sales of inventory in the ordinary course of business, or acquired any tangible or intangible assets, properties or interest therein, except in the ordinary course of business; (E) amended, terminated, waived or released any rights or canceled any debt owing to or claim by the Company; (F) entered into, become subject to, modified, changed or terminated in any material respect any Material Contracts (including any licenses of Intellectual Property) or Real Property Lease or (G) disclosed any material Trade Secrets to any third party (except pursuant to non-disclosure agreements sufficient to protect the secrecy thereof);

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(v)permitted any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or modified or any of the coverage thereunder to lapse;

(vi)maintained their books, accounts and records in any manner other than in the usual, regular and ordinary manner, on a basis consistent with prior years and in a business-like manner in accordance with sound commercial practice;

(vii)made, changed or revoked any Tax election, settled and/or compromised any material Tax liability, or prepared any material Return in a manner which is inconsistent with the past practices of the Company, as applicable, with respect to the treatment of items on such Returns, incurred any material liability for Taxes other than in the ordinary course of business, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or filed an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company;

(viii)made any capital expenditure or commitment to make any capital expenditures or entered into any operating lease in excess of Ten Thousand dollars ($10,000) or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(ix)written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(x)paid, discharged, settled or satisfied any actions, Liabilities, payments, discharges, settlements or satisfactions other than in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements;

(xi)except as required by GAAP, made any change in any method of accounting or auditing practice.

(xii)acquired any business or Person, by merger or consolidation or by any other manner, in a single transaction or a series of related transactions; or

(xiii)agreed or committed to take any of the foregoing actions.

Compliance with Laws

.  (a)  The Company is not currently conducting, and has not conducted in the last three (3) years, its operations in material violation of and has at all times complied in all respects with any and all Laws and/or Orders applicable to the Company.  During the last three (3) years, the Company has not received any warning letters, notice of adverse finding or similar document that asserts a lack of substantial compliance with any applicable Laws, Orders or regulatory requirements that have not been fully resolved to the satisfaction of the requesting Sanctions Authority or other Governmental Entity.  There is no pending or, to the Knowledge of Seller, threatened regulatory action, investigation or inquiry of any sort by a Governmental Entity (other than non-material routine or periodic inspections or reviews) against the Company.

(b)In the last three (3) years, none of Seller or the Company has received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, Orders, or regulatory requirements that have not been fully resolved to the satisfaction of the relevant Governmental Entity and there is no pending or, to the Knowledge of Seller, threatened

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regulatory action, investigation or inquiry of any sort by a Governmental Entity (other than non‑material routine or periodic inspections or reviews) against the Company.

Permits

.  The Company possesses all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, identification numbers, exemptions, franchisees and other governmental authorizations and orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company as presently conducted, or that are necessary for the lawful ownership of its properties and assets.  Section 3.10(a) of the Disclosure Letter sets forth a complete list of all Permits.  Seller has delivered or made available to Purchaser for inspection a true and correct copy of each Permit obtained or possessed by the Company.  All such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn.  The Company is in compliance with all such Permits in all material respects.  Each such Permit can be renewed or transferred in the ordinary course of business by the Company, subject to the consents and approvals set forth on Section 3.10(b) of the Disclosure Letter.  Any application for the renewal of any such Permit which is due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date.  No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of Seller, threatened and Seller knows of no valid basis for such proceeding, including the transactions contemplated hereby.  No administrative or governmental action or proceeding has been taken, or, to the Knowledge of Seller, threatened, in connection with the expiration, continuance or renewal of any such Permit and, to the Knowledge of Seller, no valid basis for any such proceeding exists.

Litigation

.  Except as set forth on Section 3.11 of the Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by, before or against any Governmental Entity or any other Person, pending, or, to the Knowledge of Seller, threatened, against or affecting Seller or the Company, or any of their respective properties, assets or rights, which is material to, or would reasonably be expected to be material to, the Company.  To the Knowledge of Seller, no valid basis for any such action, proceeding or investigation exists.  Neither Seller nor the Company is subject to any Order that materially restricts the operation of the business of the Company or is material to, or which would reasonably be expected to be material to, the Company.  There are no actions pending or, to the Knowledge of Seller, threatened against Seller or any of the Shares owned by Seller or before or by any Governmental Entity that questions or challenges the validity of this Agreement or any document or instrument to be delivered by Seller or Seller’s execution, delivery or performance of this Agreement or any document or instrument to be delivered to by Seller.

Employee Benefit Plans

.  (a)  Section 3.12(a) of the Disclosure Letter sets forth an accurate and complete list of each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, including non-U.S. employees, directors or consultants of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be

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maintained or contributed to, or with respect to which any potential liability is borne by the Company or any of its respective ERISA Affiliates (collectively, the “Employee Benefit Plans”).

(b)With respect to each Employee Benefit Plan, Seller has made available to Purchaser, to the extent applicable, true, correct and complete copies of (i) all documents embodying such Employee Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, (iii) the most recent determination or opinion letter issued by the IRS with respect to any Employee Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code, (iv) the three (3) most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) and (v) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last six (6) years with respect to any Employee Benefit Plan, including any filings under the IRS’s Employee Plans Compliance Resolution System Program or any of its predecessors or the DOL’s Delinquent Filer Program.

(c)Each Employee Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) has been established, operated and administered in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code.  The Company has performed all material obligations required to be performed by it under each Employee Benefit Plan.  With respect to the Employee Benefit Plans, no event has occurred and there exists no event or condition in connection with which the Company, or to the Knowledge of Seller, any ERISA Affiliate would reasonably be expected to be subject to any material liabilities (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Employee Benefit Plans, ERISA, the Code or any other applicable Law.  Neither the Company nor, to the Knowledge of Seller, any other Person, including the administrator of the Employee Benefit Plans has made any binding commitment to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

(d)Except as set forth on Section 3.12(d) of the Disclosure Letter, no Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States.

(e)Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of Seller, there are no existing circumstances that would reasonably be expected to affect adversely the qualified status of any such Employee Benefit Plan.

(f)None of the Company, any Employee Benefit Plan or, to the Knowledge of Seller, any trustee, administrator or other third party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject the Company to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.  The Company has not engaged in a transaction that would result in a civil penalty under Sections 409 or 502(i) of ERISA.

(g)Neither the Company nor, to the Knowledge of Seller, any ERISA Affiliate is subject to any known liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Employee Benefit Plan.  All required contributions in respect of any Employee Benefit

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Plan have been timely made or properly accrued on the financial statements, and to the Knowledge of Seller, all such contributions are deductible under Section 162 or 404 of the Code.  Within the past six (6) years, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(h)There are no loans by the Company to any of its current or former employees, other than loans under any Employee Benefit Plan intended to qualify under Section 401(k) of the Code.

(i)No suit, administrative proceeding or action has been brought, or is overtly threatened in communication with the Company, against or with respect to any Employee Benefit Plan, including any audit or inquiry by the IRS or the DOL (other than routine claims for benefits arising under such Employee Benefit Plans).

(j)Except as set forth on Section 3.12(j) of the Disclosure Letter, no Employee Benefit Plan is or has at any time within the past six (6) years been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any ERISA Affiliate has within the past six (6) years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan.

(k)No Employee Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(l)Except as set forth on Section 3.12(l) of the Disclosure Letter, the Company has not maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(m)Except as required by applicable Law, no Employee Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company does not have any obligation to provide such benefits.

(n)Except as set forth on Section 3.12(n) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement would either alone or in connection with another event, (i) entitle any employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Employee Benefit Plan, (iv) otherwise give rise to any material liability under any Employee Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan sponsored by the Company on or following the Closing Date, (vi) require a “gross-up,” indemnification for, or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code or (vii) result in the payment of any amount that could, individually or in combination with any other such

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payment currently in effect, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(o)Each Employee Benefit Plan sponsored by the Company can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liabilities to Purchaser or the Company other than ordinary administration expenses typically incurred in a termination event.

(p)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.  The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or otherwise.

Labor Matters

.  (a)  Section 3.13(a) of the Disclosure Letter sets forth, with respect to each current employee of the Company, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status, (ii) such employee’s title, (iii) such employee’s annualized base compensation as of the date of this Agreement, (iv) whether such employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service (to the Knowledge of Seller), (v) the facility at which such employee is deemed to be located, and (vi) any governmental authorization, permit or license that is held by such employee and that is used in connection with the Company’s business, if applicable.

(b)The Company is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization.  No employees of the Company are represented by any labor union or other labor organization.  There (i) are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and (ii) no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.  There are no pending or, to the Knowledge of Seller, threatened, and there have been no strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or labor disputes or similar activity in respect of the business of the Company that may, individually or in the aggregate, interfere in any material respect with the business activities of the Company.  For the past three (3) years, the Company has not engaged in any unfair labor practice that has resulted or would reasonably be expected to result in any material liability to the Company.  There is no unfair labor practice charge against the Company pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar labor relations authority that could reasonably be expected to result in any material liability to the Company.

(c)The Company is, and, in the last three (3) years, has been, in compliance in all material respects with all applicable Laws and Orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours.  There is no pending or, to the Knowledge of Seller, threatened charge, complaint, arbitration, audit or investigation brought by

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or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company that could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company.

(d)All payments due from the Company on account of any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company, and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of the Company.

(e)To the Knowledge of Seller, no senior executive or other key employee of the Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the ability of the Company to conduct its business.

(f)Except as set forth on Section 3.13(f) of the Disclosure Letter, as of the date hereof, to the Knowledge of Seller, no senior executive or other key employee of the Company has stated in writing his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

(g)No employees of the Company have experienced “employment losses” (as defined under the federal Worker Adjustment and Retraining Notification Act of 1988) within ninety (90) days prior to the Closing Date and no such employment losses are scheduled to occur on or after the Closing Date.

Tax Matters

.

(a)Tax Returns.  The Company has timely filed or caused to be filed, all material Returns that are required to be filed by, or with respect to, the Company and its income, assets and operations (taking into account any valid applicable extension of time within which to file).  Such Returns are true, correct and complete in all material respects and accurately reflect all material liability for Taxes of the Company for the periods covered thereby.  The Company is not currently the beneficiary of any extension of time within which to file any material Return other than extensions of time to file Returns obtained in the ordinary course of business.

(b)Payment of Taxes.  All material Taxes and material Tax liabilities of the Company that are due and payable on or prior to the Closing Date have been (or will be) timely paid in full on or prior to the Closing Date.  The Company does not have any material Taxes or material Tax liabilities that would be required by GAAP to be reflected or reserved against on a balance sheet, other than Taxes or Tax liabilities (i) included in the unaudited consolidated balance sheet as of December 31, 2017, or (ii) incurred subsequent to the unaudited consolidated balance sheet as of December 31, 2017 in the ordinary course of business consistent with past practice.

(c)Other Tax Matters.  (i)  Except as set forth on Section 3.14(c) of the Disclosure Letter, the Company is not currently nor has been within the past five (5) years the subject of an audit or other examination relating to the payment of a material amount of Taxes of the Company by the Governmental Entities of any nation, state or locality (and, to the Knowledge of Seller, no such audit is pending or contemplated) nor has the Company received within the past five (5) years any written notices from any Governmental Entity that such an audit or examination is pending.

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(ii)Except as set forth on Section 3.14(c) of the Disclosure Letter, the Company (A) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of the Company that has not expired and (B) is not presently contesting any material Tax liability of the Company before any Governmental Entity.

(iii)The Company has not been included in any “consolidated”, “unitary” or “combined” Return provided for under the Law of the United States, any non‑U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired other than an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group (under any provisions of state or local Law analogous to Section 1504(a) of the Code), the common parent of which is Seller Guarantor, Seller, or any of their Affiliates.

(iv)All material Taxes that the Company is or was required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.

(v)Except as set forth on Section 3.14(c) of the Disclosure Letter, no written claim has been made in the last five (5) years by any Taxing Authority that has not been resolved in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

(vi)The Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5)-year period ending on the Closing Date.

(vii)The Company is a domestic corporation for U.S. federal income tax purposes that is a subsidiary member of an affiliated group (within the meaning of Section 1504(a) of the Code) that files a consolidated U.S. federal income tax Return, and the common parent of such affiliated group is Seller Guarantor, as such terms are used pursuant to the applicable Code, Treasury Regulations and IRS guidance relating to a Section 338(h)(10) Election.

(viii)The Company is not a party to or bound by (i)  any obligation under any Tax‑sharing, allocation, indemnification or similar agreement, arrangement or Contract under which Purchaser or the Company could be liable for any Taxes or other claims of any party (including an indemnification agreement or arrangement, or any such agreement, arrangement or Contract under which the Company could be required to make payments with respect to any Tax benefits (whether actual Tax benefits or deemed Tax benefits) or Tax assets, including transaction tax benefits arising from a prior transaction), in each case other than any Commercial Tax Agreement, (ii) any closing agreement with a Taxing Authority or (iii) any joint venture, partnership or other Contract that would reasonably be expected to be treated as a partnership for Tax purposes.

(ix)There are no Tax liens on any of the assets or properties of the Company, except for Permitted Liens.

(x)Seller has delivered or made available to Purchaser (A) true and complete copies, including all amendments thereto, of each of the Returns (other than Consolidated Tax Returns) for income Taxes filed on behalf of the Company, since December 31, 2013, and (B)

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standalone pro forma U.S. federal income tax returns of the Company for periods ending December 31 of 2011, 2012, 2013, 2014, 2015, and 2016.

(xi)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non‑U.S. income Tax Law); (B) an installment sale or open transaction; (C) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (D) a prepaid amount received outside the ordinary course of business of the Company; (E) a change in the accounting method of the Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality; or (F) an election pursuant to Section 108(i) of the Code.

(xii)During the five (5)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(xiii)The Company is currently and has been since its formation properly classified as a corporation for all U.S. federal, state and local income Tax purposes.

(xiv)The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b).

Intellectual Property

(a).  (a) Section 3.15(a) of the Disclosure Letter sets forth a complete and accurate list of all of the following categories of Owned IP, listing for each entry the owner(s), jurisdiction(s) and registration and application number(s) and date(s):  (i) Patents; (ii) registered and material unregistered Trademarks (and pending applications therefor); (iii) registered domain names; (iv) registered Copyrights and (v) material unregistered Software.  The Company exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Owned IP and has a valid or enforceable license or other right to use all other Intellectual Property and IT Assets used in or necessary for the conduct of the business of the Company, and such rights will not be adversely affected by the consummation of the transactions contemplated hereby.  All Owned IP required to be set forth on Section 3.15(a) of the Disclosure Letter is valid, enforceable and subsisting.

(b)The Company is not subject to any outstanding Order that would restrict its use, or would impair the validity or enforceability, of any Intellectual Property.  Except as set forth on Section 3.15(b) of the Disclosure Letter, none of Seller or any of its Affiliates (other than the Company) own any right, title or interest in, or to, any Intellectual Property used in or necessary for the conduct of the business of the Company.

(c)Section 3.15(c) of the Disclosure Letter sets forth a complete and accurate list of all licenses, sublicenses, and other agreements under which the Company grants or receives any rights that involve Intellectual Property and that are material to the operation of the business of the Company (the “IP Licenses”) (other than (i) non-exclusive licenses implied by the sale of a product and (ii) license of commercially available, unmodified, off-the-shelf Software licensed pursuant to click-through, click-wrap, or standard terms and conditions for less than One Thousand dollars ($1,000) annually or in the aggregate).

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(d)The Company has taken all necessary and otherwise reasonable steps consistent with applicable legal and regulatory standards and customary industry practices to protect and preserve the confidentiality of all Trade Secrets held by or for the business of the Company and all Personal Information collected by or on behalf of the Company and to maintain the security of its data storage practices in accordance with all Data Security Requirements.  All use by or disclosure to any Person of such Trade Secrets has been pursuant to the terms of a valid, written confidentiality agreement with such Person that is legally enforceable by the Company and to the Knowledge of Seller, none of such agreements have been violated.  The Company has entered into enforceable written proprietary rights agreements with all of their respective current and former employees and contractors who have created or developed (in whole or in part) any material Owned IP pursuant to which such Persons validly assign any ownership interest they may have therein and thereto to the Company (or all such rights vest in such Parties by operation of applicable Law).  To the Knowledge of Seller, none of such Persons have breached in any material respect (or are in material non-compliance with) any such agreements.

(e)The Company and the conduct of its business (including the manufacturing, marketing, licensing, sale or distribution of its products and services) have not infringed, misappropriated, or otherwise violated and do not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any Person.  There are no pending, or to the Knowledge of Seller, threatened, actions, suits, claims or proceedings (i) alleging any such infringement, misappropriation or other violation, or (ii) challenging the use, ownership, validity or enforceability of any Owned IP and Seller and the Company do not know of any valid basis therefor.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or Company IT Assets (other than for any IT services provided pursuant to the Transition Services Agreement), and such transactions will not require the consent, approval or authorization of, notification to or waiver from any Person with respect to any Intellectual Property.

(f)To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating the Owned IP and the Company has not made any claim alleging the foregoing, which claim is still pending.

(g)The Company has taken commercially reasonable steps to safeguard the internal and external integrity and availability of the Company IT Assets and the data thereon.  The Company IT Assets (i) constitute all IT Assets used in and necessary for the operation of the business of the Company (other than for any IT services provided pursuant to the Transition Services Agreement), (ii) operate and perform in material conformance with their documentation; (iii) operate and perform in all material respects as currently required and as currently contemplated to be required to conduct and operate the business of the Company; (iv) are free from any material Software defects; (v) have been maintained in all material respects in accordance with the Company’s internal standards as well as any applicable warranties or other user instructions from suppliers; and (vi) do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger Software, or other faults or malicious code or damaging devices.  In the last three (3) years, there has not been any material vulnerability, malfunction, failure, or, to the Knowledge of Seller, breach or intrusion, with respect to any of the Company IT Assets that has not been remedied in a commercially reasonable manner.  The Company has implemented backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable legal and regulatory standards and customary industry practices.

(h)The Company has implemented adequate privacy policies regarding the collection, use and disclosure of Personal Information in its possession, custody or control, or otherwise held or processed on its behalf.  The Company and the conduct of its business are and have been in compliance in all material respects with all Data Security Requirements.  There are no investigations, actions, suits, claims or proceedings pending, or to the Knowledge of Seller, threatened alleging a breach of any Data Security

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Requirements (or otherwise concerning the data or privacy practices of the Company) and the consummation of the transactions contemplated by this Agreement will not result in any such violation.  There has been no loss, damage, or, to the Knowledge of Seller, unauthorized access, use, modification, or breach of security of Personal Information maintained or collected by or on behalf of the Company.

Brokers

.  Except for the fees of BMO Capital Markets Corp. (whose fees and expenses shall be paid by Seller), no agent, broker, Person or firm acting on behalf of Seller or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company or any of the other parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

Material Contracts

.  (a)  Section 3.17 of the Disclosure Letter sets forth an accurate and complete list as of the date hereof of the following Contracts (each such Contract required to be set forth on such schedule, a “Material Contract”) to which the Company is a party or by which it is bound:

(i)all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other Equity Interests of the Company;

(ii)all Contracts relating to bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 3.12 or the Disclosure Letter relating thereto;

(iii)all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of Ten Thousand dollars ($10,000) individually, or Twenty Thousand dollars ($20,000) in the aggregate;

(iv)all Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(v)all Contracts involving Indebtedness of the Company or granting or evidencing a Lien on any property or asset of the Company, other than a Permitted Lien;

(vi)all Contracts under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company;

(vii)all Contracts under which the Company is a lessee of, or holds or operates any personal property owned by another party, for which the annual rent exceeds Twenty-Five Thousand dollars ($25,000);

(viii)any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(ix)all Contracts limiting the ability of the Company to engage in any line of business or to compete with any Person or in any geographical area;

(x)all Contracts containing a most-favored nation or other similar term;

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(xi)all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A)  Seller, any other Affiliate of the Company or any Affiliate of Seller (other than the Company) or (B) any current or former officer or director of the Company (each such Contract, an “Affiliate Contract”);

(xii)all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than Ten Thousand dollars ($10,000), individually or in the aggregate, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by the Company of any operating business or the capital stock or other Equity Interests of any other Person pursuant to which the Company has continuing obligations as of the date hereof;

(xiii)all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co‑marketing, co‑promotion, co‑packaging, joint development or similar arrangement;

(xiv)all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xv)all Contracts involving a confidentiality, standstill or similar arrangement;

(xvi)all collective bargaining agreements or other agreements with any labor union;

(xvii)all Contracts (A) for the employment of any officer, individual employee or other Person on a full-time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of Ten Thousand dollars ($10,000), and (B) Contracts requiring the severance payments or payments upon a change-in-control in excess of Ten Thousand dollars ($10,000), annually;

(xviii)all Government Contracts;

(xix)each Contract with a Top Customer, Top Sales Representative and Top Supplier;

(xx)all Contracts that (A) involve the performance of services for, or delivery of goods or materials to, the Company during the twelve (12) month period immediately prior to the date hereof of an amount or value in excess of Ten Thousand dollars ($10,000) (other than purchase orders) and (B) constitute open purchase orders with suppliers;

(xxi)all Contracts (A) that are IP Licenses, (B) relating to any material Company IT Assets, or (C) that require the Company to indemnify any other Person against any claim, proceeding, action or charge of infringement, misappropriation or violation of any Intellectual Property other than in the ordinary course of business and involving less than Ten Thousand dollars ($10,000) annually;

(xxii)all Contracts under which the Company has granted exclusive rights to another party or received such rights from another party; and

(xxiii)all Contracts of the Company involving annual aggregate consideration in excess of Ten Thousand dollars ($10,000) or requiring performance by any party more than one

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year from the date hereof, which, in each case, cannot be canceled by the Company without penalty or without more than ninety (90) days’ notice.

(b)Each Material Contract has not been terminated or been repudiated.  Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or the implied covenant of good faith and fair dealing.  There exists no default or event of default by the Company, nor any event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract other than any such default, event of default, event, occurrence, condition or act which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, all of the covenants to be performed by any other party to any Material Contract have been fully performed in all material respects.  Seller has delivered or made available to Purchaser true and complete copies, including all amendments, of each Material Contract.

Environmental Matters

.  Seller has delivered to Purchaser complete and accurate copies and results of all material reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials in, on, or under any real property or facility at any time owned, leased, or operated the Company or its respective predecessors, or concerning compliance by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.  Since January 2013, the Company has been, and currently is, in compliance in all material respects with all applicable Environmental Laws and Permits required of it under applicable Environmental Law.  The Company does not have any material obligations with respect to any response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial activities with respect to the disposal, manufacture, marketing, distribution, labeling, transportation or handling of, or the exposure to, any substance (including any Hazardous Materials) at any property, pursuant to any requirements of Environmental Law or any Permit required under Environmental Law.  There are no claims, proceedings, investigations or actions by any Governmental Entity or other Person pending, or to the Knowledge of Seller, threatened in writing against the Company under any Environmental Law.  The Company has not assumed the Liability of any other Person under any Environmental Law.  There are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any of its predecessors (including the release, threatened release, or disposal of any wastes, Hazardous Materials or other substances at any location), or to any real property or facility at any time owned, leased, or operated by the Company, or any of its predecessors, that would reasonably be expected to give rise to any material claim, proceeding, or action, or to any material Liability, under any Environmental Law.  Except as set forth on Section 3.18 of the Disclosure Letter, no consents, approvals, authorizations or filings under any Environmental Law (i.e., so‑called “transaction‑triggered” requirements) are required in connection with the consummation of the transactions contemplated by this Agreement.

Real Property

.  (a)  The Company does not own and has never owned any real property.

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(b)Section 3.19(b) of the Disclosure Letter contains an accurate and complete list as of the date hereof of all leases of real property (including all amendments thereto and guarantees thereof, collectively, the “Real Property Leases”) to which the Company is a party (as lessee, sublessee, sublessor or lessor) and sets forth the role of the Company party thereto and the street address of such leased real property.  Each Real Property Lease is valid and binding and has not been terminated or repudiated.  True and complete copies of such Real Property Leases have been delivered or made available to Purchaser.  To the Knowledge of Seller, all of the covenants to be performed by any other party under any such Real Property Lease have been fully performed in all material respects by such Person.

(i)With respect to each Real Property Lease pursuant to which the Company is a lessor or sublessor: all rents and additional rents due on each such Real Property Lease have been paid, and in each case, the lessee or sublessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s or sublessee’s obligations thereunder has been granted by the Company, and there exists no default or event, occurrence, condition or act (including the purchase of the Shares hereunder) in respect of or on the part of the Company which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any such Real Property Lease, other than any such default or event of default which would not be materially adverse or reasonably be expected to be materially adverse to the Company.

(ii)With respect to each Real Property Lease pursuant to which the Company is a lessee or sublessee: the Company has valid leasehold interests in all leased real property described in each Real Property Lease, free and clear of any and all Liens, except for Permitted Liens, and with respect to the Company, the Company has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not in default thereunder and there exists no default or event, occurrence, condition or act (including the purchase of the Shares hereunder) in respect of or on the part of the Company which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such Real Property Lease, other than any such default or event of default which would not be materially adverse or reasonably be expected to be materially adverse to the Company.  All of the buildings, structures and appurtenances that are the subject of the Real Property Leases are in good operating condition (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to the Company, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course.  None of such buildings, structures or appurtenances that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others in a manner which is materially adverse or reasonably expected to be materially adverse to the Company.  No condemnation proceeding is pending or, to the Knowledge of Seller, threatened which would preclude or impair the use of any such property by the Company for the purposes for which it is currently used.

Interests in Clients, Suppliers, Etc.; Affiliate Transactions

.  Except as set forth on Section 3.20(a) of the Disclosure Letter, (a) there are no Contracts or Liabilities or other business arrangements relating to the business of the Company between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand and (b) Seller, its Affiliates (other than the Company) and the directors and officers of the Company do not possess, directly or indirectly, any financial interest in, or hold a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company.  Section 3.20

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(b) of the Disclosure Letter contains a true and complete list of all Intercompany Obligations (i) due and payable as of the Closing Date by the Company or (ii) that may become due or payable by the Company as of or after the Closing Date.  Except as set forth on Section 3.20(c) of the Disclosure Letter, the Company has no Intercompany Obligations.  Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of one percent (1%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

Suppliers and Customers

.  Section 3.21 of the Disclosure Letter sets forth (a) the fifteen (15) customers, measured by dollars, from whom the Company has received the greatest amount of revenues during each of the 2017 and 2016 calendar years (such customers, the “Top Customers”), (b) the fifteen (15) sales representatives, measured by dollars, through which the Company has received the greatest amount of revenues during each of the 2017 and 2016 calendar years (such customers, the “Top Sales Representative”), and (c) the fifteen (15) largest suppliers, measured by dollars, from whom the Company purchased during each of the 2017 and 2016 calendar years (such suppliers, the “Top Suppliers”).  The relationships of the Company with each Top Customer, each Top Sales Representative and each Top Supplier are good commercial working relationships.  Except as set forth on Section 3.21 of the Disclosure Letter, since January 1, 2017, (i) no Top Customer, Top Sales Representative or Top Supplier has canceled or terminated its relationship with the Company, or to the Knowledge of Seller, has threatened to cancel or otherwise terminate, its relationship with the Company and (ii) the Company has not received any notice that any Top Customer, Top Sales Representative or Top Supplier intends to cancel or otherwise material and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transaction contemplated hereby or otherwise.

Title to Personal Properties

.  The Company has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of the material tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date.  The Company owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of their business as currently conducted.  Except as would not be materially adverse or reasonably be expected to be materially adverse to the Company, all of the tangible personal property used in the business of the Company is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.  Neither Seller nor any of its Affiliates (other than the Company) possesses, or has the right to use, any tangible or intangible personal property owned or leased by the Company.

Anti-Corruption Laws

(a).  (a)  None of the Company nor any of its predecessors, nor, any of their respective directors, officers, employees, agents and affiliates: (i) has made any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; (iii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity,

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or any other party in order to obtain, retain or direct business or obtain any improper or undue advantage in violation of Anti-Corruption Laws; and (iv) is aware of or has taken or failed to take any action, directly or indirectly, that would result in a violation of any provision of the Anti-Corruption Laws.

(b)The Company has instituted and maintains policies and procedures designed to ensure compliance by the Company, and its respective directors, officers, employees and agents, with Anti-Corruption Laws.

(c)None of the Company nor any of its predecessors has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to Anti-Corruption Laws.  To the Knowledge of Seller, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to the Anti-Corruption Laws by the Company or its predecessors.

Insurance

(a).  Set forth in Section 3.24 of the Disclosure Letter is an accurate and complete list as of the date hereof of all material insurance policies which cover the Company or its businesses, properties, assets or employees (including self‑insurance), copies of which have been made available to Purchaser.  Such policies are valid, binding and enforceable, all premiums thereon have been timely paid in accordance with the terms of such policies, and the Company is otherwise in compliance with the terms and provisions of such policies other than any such non‑compliance which would not be materially adverse or reasonably be expected to be materially adverse to the Company or result in the cancellation of, any such policy.  The Company has not received either a written notice of or a written notice that would reasonably be expected to be followed by a written notice of cancellation or non‑renewal of, any such policy.  All such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount comparable to that carried by persons engaged in similar business and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that are not materially adverse or reasonably expected to be materially adverse to the Company.  Section 3.24 of the Disclosure Letter sets forth an accurate and complete list as of the date hereof of all pending claims and the claims history of the Company for the past three (3) years, including with respect to insurance obtained but not currently maintained.

Customer Warranties

(a).  There are no pending, nor to the Knowledge of Seller, threatened, legal proceedings or suits under or pursuant to any warranty, whether expressed or implied, on products or services sold on or prior to the Closing Date by the Company that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in accordance with GAAP.  All of the services rendered by the Company (whether directly or indirectly through independent contractors) have been performed in conformity with all expressed warranties and with all applicable contractual commitments, and the Company does not have any liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business which are not required by GAAP to be disclosed in the Financial Statements and has not had and would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.  There is no reason to expect an increase in warranty claims in the future that would reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

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Sufficiency of Assets

(a).  Except as set forth in Section 3.26 of the Disclosure Letter, (a) the tangible and intangible personal property owned or leased by the Company, together with all leased real property of the Company, all owned, leased or licensed Intellectual Property of the Company, and all other assets and rights (including rights under Contracts) of the Company, are sufficient for the operation of the business of the Company as currently conducted and (b) immediately after the Closing, the Company will own, or have the unrestricted right to use, all properties and assets that are used (or necessary) in connection with the Company’s business on the same economic basis as before the Closing.

Product Liability

(a).

(a)During the last five (5) years, there has been no legal proceedings or suits by or before any Governmental Entity against or involving the Company or concerning any product manufactured, shipped, sold or delivered by or on behalf of any of the Company relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product shipped, sold or delivered by or on behalf of the Company or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of Seller, none has been threatened nor is there, to the Knowledge of Seller, any valid basis for any such legal proceeding or suit that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)There has not been any Occurrence that is materially adverse or reasonably expected to be materially adverse to the Company.

(c)During the last five (5) years, there has not been any Recall conducted with respect to any product shipped, sold or delivered by or on behalf of the Company, or, to the Knowledge of Seller, any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any Recall.

(d)There have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold or delivered by or on behalf of the Company.  All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Company have complied in all material respects with all requirements established by any applicable Law or Order of any Governmental Entity.

Inventories

.  Except as is disclosed on Section 3.28 of the Disclosure Letter, the inventories of the Company are in the physical possession of the Company or in transit to a customer or from, at or to a supplier of the Company and none of the inventories has been pledged as collateral or otherwise is subject to any Lien (other than any Permitted Lien) or is held on consignment from others.  The inventory reflected in the Financial Statements was, and the inventory reflected on the Company’s books of account have been, determined and valued on a FIFO basis, in accordance with GAAP applied, in the case of the inventory reflected on the Company’s books and records, on a basis consistent with the Financial Statements.  Except as is disclosed on Section 3.28 of the Disclosure Letter, the inventories were acquired or produced in the ordinary course of business.  Except as reflected in the reserve for obsolete inventory on the Financial Statements, the inventories are of a quality presently useable in the ordinary course of business.  All of the accounts receivable of the Company are valid and legally binding (with, however, no guarantee of actual collection), represent bona fide transactions and arose in the ordinary course of business of the Company.  Except as is disclosed on Section 3.28 of the Disclosure Letter, all of the accounts receivable set forth in the Financial Statements are properly stated thereon in accordance with GAAP.  Since the Balance Sheet Date, there have not been any material write-offs as uncollectible of any accounts receivable of the Company, except for write-offs in the ordinary course of the business, consistent

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with past practice or to the extent reserved against the Financial Statements.  All of the accounts receivable of the Company are for sales of goods or services to customers of the business.

Exclusivity of Representations

.  The representations and warranties made by Seller and Seller Guarantor in this Agreement, the Escrow Agreement, the Transition Services Agreement, the restrictive covenant agreement, and the other documents delivered pursuant to Section 2.04(b) (as applicable) (the “Transaction Documents”) are the exclusive representations and warranties made by Seller or Seller Guarantor with respect to the transactions contemplated by this Agreement.  Other than in the case of fraud, Seller and Seller Guarantor hereby disclaim any other express or implied representations or warranties with respect to Seller, Seller Guarantor, the Company or the transactions contemplated by this Agreement.

Article IV

Representations and Warranties of Purchaser

Except as set forth in the Disclosure Letter, Purchaser hereby represents and warrants to the Company as of the Closing Date as follows:

Due Organization, Good Standing and Corporate Power of Purchaser

.  Purchaser is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Authorization; Noncontravention

.  (a)  Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the management committee of Purchaser.  This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby will be, duly executed and delivered by Purchaser.  Assuming that this Agreement constitutes a valid and binding obligations of Seller and each other Person (other than Purchaser) party thereto, this Agreement constitutes a valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  Assuming that all other instruments and agreements to be delivered by Purchaser as contemplated hereby constitute valid and binding obligations of Seller and each other Person (other than Purchaser) party thereto, such instruments and agreements  will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

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(b)The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of formation or operating agreement of Purchaser, as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) subject to (A) the applicable requirements of the HSR Act and  any other applicable Antitrust Laws and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.03 of the Disclosure Letter, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound.

Consents and Approvals

.  Except as set forth on Section 4.03 of the Disclosure Letter, assuming all required filings under the HSR Act and under other applicable Antitrust Laws that Purchaser reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by this Agreement are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings, which have been obtained or made or, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

Brokers

.  No agent, broker, Person or firm acting on behalf of Purchaser is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Investment

.  Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Shares, and Purchaser is capable of bearing the economic risks of such investment.  Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws.  Purchaser acknowledges that, except for the representations and warranties made by Seller or Seller Guarantor in this Agreement and the other Transaction Documents, none of Seller, Seller Guarantor, the Company or any other Person acting on any of their respective behalf has made, and Purchaser has not relied upon, any other representations or warranties, whether express or implied, with respect to Seller, Seller Guarantor, the Shares, the Company, or its business, Liabilities, financial condition, projects, forecasts, plans or prospects or with respect to the accuracy or completeness of any other information provided or made available.

Exclusivity of Representations

.  The representations and warranties made by Purchaser in this Article IV are the exclusive representations and warranties made by Purchaser.  Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself.

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Article V

Covenants

Confidentiality

.  After the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

Public Announcements

.  Seller and Seller Guarantor, on the one hand, and Purchaser, on the other hand, each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement; provided, however, that Seller or Purchaser or their respective Affiliates may cause a public announcement or other communication to be made in respect of the transactions contemplated by this Agreement as may be required (as advised to Seller by its outside legal counsel) to comply with the requirements of applicable Law (including securities laws, rules and regulations) or the rules or regulations of any applicable stock exchange in its sole discretion); provided, further, that Purchaser will be entitled to issue any such press release or make any such other public announcement to its and its Affiliates’ respective current and future investors, equityholders, partners, managers, directors, officers, employees, accountants, auditors, advisors and other representatives without obtaining such prior approval.

Release

.  Effective on the Closing, Seller hereby completely and irrevocably releases and forever discharges the Company, its Affiliates and their respective directors, officers, managers, members, partners, stockholders, principals, employees, agents, representatives, predecessors, successors and assigns from any and all claims, damages, losses, demands, actions, causes of action, promises and/or liabilities of every kind or character whatsoever, whether in law or in equity, arising out of or in any way related, directly or indirectly, both past and present, to Seller having been an equity, debt or option holder of the Company; provided, however, that Seller is not releasing any of its or Seller Guarantor’s express rights under this Agreement or any other agreement or instrument entered into in connection with this Agreement, including the Escrow Agreement, the restrictive covenant agreement and the Transition Services Agreement.

Employees

.  (a)  For a period of twelve (12) months following the Closing Date, each active employee of the Company as of the Closing Date who remains actively employed immediately after the Closing (the “Company Employees”) shall be entitled to receive, while in the active employ of the Company or its Affiliates (including Purchaser) (i) base salary or hourly wages that are no less than the base salary or hourly wages provided to such employee immediately prior to the Closing Date, and (ii) retirement and welfare benefits (excluding, for the sake of clarity, post-termination welfare benefits, multiemployer plan, pension plan benefits and defined benefit pension plan benefits) that are substantially comparable, in the aggregate, to the benefits afforded to such employees immediately prior to the Closing Date.  Within ten (10) Business Days of the Closing Date, Purchaser shall make, or procure that an applicable Affiliate makes, an offer of employment (the “Offer”) to the individual listed on Section 5.04(a) of the Disclosure Letter (the “UK Employee”). The UK Employee shall be given ten (10) Business Days, from the date of the Offer, within which to accept the Offer, otherwise the Offer will lapse.  Provided that the UK Employee accepts the Offer, the following terms shall apply: (x) the UK Employee’s

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employment with the Purchaser (or an applicable Affiliate) shall be deemed to have commenced on the Closing Date; (y) the Seller shall release the UK Employee from any terms of his employment with the Company, or the applicable Affiliate employer entity, with effect from the Closing Date; and (i) the UK Employee shall be treated as a Company Employee for purposes of this Section 5.04. For the avoidance of doubt, if the UK Employee does not accept the Offer he will remain as an employee of the Company, or the applicable Affiliate employer entity.

(b)In addition to the requirements under Section 5.04(a), from and after the Closing Date, Purchaser shall, or shall cause the Company or its Affiliates to, use commercially reasonable efforts to recognize the prior service with the Company (or its predecessors) of each Company Employee in connection with all employee benefit plans of Purchaser or its Affiliates in which Company Employees are eligible to participate following the Closing Date, for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits).  From and after the Closing Date, Purchaser shall, or shall use commercially reasonable efforts to cause the Company or its Affiliates to (i) use its commercially reasonable efforts to cause any pre-existing condition or other limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company or its predecessors) under any group health, dental, life or vision plans of Purchaser or its Affiliates to be waived with respect to Company Employees and their eligible dependents, and (ii) use its commercially reasonable efforts to provide each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date to the extent such expenses are accrued on the Company’s balance sheet.

(c)Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan.  Nothing in this Section 5.04 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any employee (or any representative thereof), or create any right to continued employment with Purchaser or any Affiliate of Purchaser (including Company following the Closing).  Nothing in this Section 5.04 shall constitute an amendment to any benefit plan or Purchaser benefit plan or any other plan or arrangement covering employees or shall prevent the amendment or termination of any such Company benefit plan or Purchaser benefit plan or arrangement.

Director and Officer Indemnification.

(a)For a period of six (6) years after Closing, no provision in the Company’s Certificate of Incorporation or Bylaws which exists at Closing and relates to the exculpation or indemnification of, or advancement of expenses to, any past or present director or officer shall be amended, repealed or modified unless such amendment, repeal or modification does not materially and detrimentally limit or restrict the exculpation or indemnification of, or advancement of expenses to, any person who served as an officer or director of the Company during any period ending prior to the Closing (each, a “Covered Party”).

(b)This Section 5.05 is intended to benefit the Company and each Covered Party, shall be binding on all successors and assigns of the Company, and shall be enforceable by each Covered Party and his or her heirs and representatives.

Retention of and Access to Records

.

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(a)After the Closing Date, for a period of five (5) years, Purchaser will cause the Company to retain its books and records relating to periods prior to the Closing in a manner reasonably consistent with the Company’s prior practice and will, upon prior written notice, provide (i) reasonable access to such books and records (other than books and records relating to Taxes, access to which is governed exclusively by Section 6.05), provided that no such access shall unreasonably interfere with the Company’s operation of its business and (ii) such information and data concerning the business of the Company and the Company and its Representatives that is readily available to the Company or may be prepared or compiled by the Company without undue burden or expense, that Seller and its Representatives require for purposes of preparing financial statements or Returns or dealing with Tax audits.

(b)If Purchaser desires to dispose of any such books and records prior to the expiration of such five (5) year period, Purchaser will, prior to such disposition, notify Seller and give Seller a reasonable opportunity, at such parties’ expense, to segregate and remove such books and records as such parties may select.  Notwithstanding the foregoing, the Company shall not have any obligation to provide any Person under this Section 5.06 with any information, the disclosure of which is prohibited or restricted under Contract or Law; provided, that if any access to or disclosure of any information is restricted due to the circumstances described in this sentence, Purchaser shall cause the Company to use commercially reasonable efforts to provide for alternative arrangements to provide Seller with such information which is not prohibited or restricted, as applicable.  The Company shall be entitled to recover from the requesting party its out-of-pocket costs (including copying costs) incurred in providing access to such books and records under this Section 5.06.  The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the Company or any of its Representatives.

Insurance Policies

.  From and after the Closing Date, the Company may cease to be insured by any insurance policies of Seller Guarantor or any of its Affiliates, including any self-insurance programs maintained by any such Person; provided however, that the Company shall have the benefit from any Seller Guarantor or any of its Affiliates’ insurance policies that may provide coverage for claims relating in any way to any of the Company prior to the Closing.  In furtherance of the foregoing sentence, the Seller and Seller Guarantor shall, without limitation, use reasonable efforts after the Closing Date to recover all monies due from insurers in respect of any insurance claims by or on behalf of the Company under any insurance policy of the Seller Guarantor or its Affiliates and shall pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or its Affiliates in connection with such claim) to the Company as soon as practicable after receipt by the Seller Guarantor or its Affiliates.

Shared and Wrong Counterparty Contracts

.  Except as contemplated by the Transition Services Agreement, the Parties agree that to the extent that Seller Guarantor or any of its Affiliates (other than the Company) has entered into a Shared Contract which is used by the Company prior to Closing, then the Seller shall exercise commercially reasonable efforts assign or novate, or procure that the Seller Guarantor or its Affiliates shall assign or novate, all such rights and obligations relating to the business of the Company under such Shared Contract (to the extent lawfully permitted) to the Company (or such other Person as the Purchaser directs).  To the extent that that Seller Guarantor or any of its Affiliates (other than the Company) has entered into a Wrong Counterparty Contract prior to Closing, then the Seller shall exercise commercially reasonable efforts to assign or novate, or procure that the Seller Guarantor or its Affiliates shall assign or novate shall assign or novate such Wrong Counterparty Contract to the Company (or such other Person as the Purchaser directs).  Each Party shall do, or procure the doing of all such further acts or things

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as may be reasonably necessary to effect the transfers of the Shared Contracts or Wrong Counterparty Contracts.

Registered IP

.  Promptly (and in any event within thirty (30) days) following the Closing, Seller shall (or shall cause its Affiliates to) provide Purchaser with evidence in a form reasonably acceptable to Purchaser that the assignments of the Patents and Trademarks set forth in Section 2.04(b)(x) of the Disclosure Letter have been recorded (or submitted for recordation) to each foreign Governmental Entity patent or trademark office, as applicable (other than such Patents and Trademarks for which evidence of submission of recordation to the United States Patent and Trademark Office have been provided at Closing in accordance with Section 2.04(b)(x)). For the avoidance of doubt, any and all costs or expenses (including filing and recordation fees) incurred in connection with the foregoing and with Section 2.04(b)(x) shall be borne by Seller and shall constitute “Company Transaction Expenses”.

FSA Amounts

.  Within five (5) Business Days of Closing, Seller Guarantor or its Affiliates shall pay any FSA Amounts to the Company by wire transfer in immediately available funds to the bank account or accounts designated by the Company.

Further Assurances

.  The parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

Article VI

Tax Matters

Returns and Payment of Taxes

.  (a)  Seller shall have the authority and obligation (at its sole cost and expense) to prepare and file, or cause to be prepared and filed, all Consolidated Tax Returns for any taxable period (or portion thereof) that ends on or before the Closing Date (each such Return, a “Pre-Closing Consolidated Return”); provided, that, Seller shall provide (i) stand-alone pro forma income Returns for the Company based on such Pre-Closing Consolidated Returns with respect to the taxable periods ending on December 31, 2017 and 2018 (each such pro forma tax return, a “Pro Forma Tax Return”) and (ii) summary workpapers (including Seller’s calculations and related Excel spreadsheets, if applicable) based on such Pre-Closing Consolidated Returns with respect to the taxable periods ending on December 31, 2017 and 2018 that reflect all items of taxable income and loss and the components thereof for each applicable state, calculated both with and without the allocation and apportionment of the gain resulting from the deemed asset sale pursuant to the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement (each such summary workpaper, a “Pre-Closing Consolidated Return Workpaper”), to Purchaser no later than thirty (30) days  prior to the due date of the applicable Pre-Closing Consolidated Return for the applicable year for Purchaser’s review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed.  Seller shall have the authority and obligation (at its sole cost and expense) to prepare, or cause to be prepared, all Returns of the Company that are due with respect to any taxable period ending on or before the Closing Date other than any Pre-Closing Consolidated Return (each such Return, a “Pre-Closing Return”); provided, that Seller shall submit all Pre-Closing Returns to Purchaser no later than thirty (30) days prior to the due

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date of such Pre-Closing Returns for its review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed.  Such Pre-Closing Consolidated Returns and Pre-Closing Returns shall be prepared by treating items on such Pre-Closing Consolidated Returns and Pre-Closing Returns in a manner consistent with the past practices of the Company, or if past practice is inconsistent with applicable Law, consistent with applicable Law, with respect to such items.  Purchaser shall provide any written comments to Seller not later than ten (10) days after receiving any such Pre-Closing Consolidated Return Workpapers, Pro Forma Tax Return or Pre-Closing Return and, if Purchaser does not provide any written comments within ten (10) days, Purchaser shall be deemed to have approved such Pre-Closing Consolidated Return Workpapers, Pro Forma Tax Return or Pre-Closing Return, as applicable.  The parties shall attempt in good faith to resolve any dispute with respect to such Pre-Closing Consolidated Return Workpapers, Pro Forma Tax Return or Pre-Closing Return, as applicable.  If the parties are unable to resolve any such dispute at least ten (10) days prior to the due date for such Pre-Closing Consolidated Return or Pre-Closing Return, the dispute shall be referred to the Arbitrator for resolution by such due date and the related fees shall be shared one-half by Seller and one-half by Purchaser.  In addition, Seller shall pay, on or prior to five (5) days before the due date, any amount due and payable by the Company on such Pre-Closing Consolidated Returns and Pre-Closing Returns, except to the extent any such amount was paid on or prior to the Closing Date or was included in the calculation of the Final Purchase Price as a reduction.

(b)Purchaser shall have the exclusive authority (at its sole cost and expense) to prepare and file, or cause to be prepared and filed, all Returns required to be filed by the Company for any taxable period ending after the Closing Date, including Returns of the Company that are due with respect to any Overlap Period (“Overlap Period Returns”), and, with respect to Overlap Period Returns, shall apportion the Taxes attributable to any Overlap Period in accordance with Section 6.01(c); provided, however, that drafts of any Overlap Period Returns and Purchaser’s calculations related to such Overlap Period Returns shall be provided to Seller for its review, comment and approval at least thirty (30) days prior to the due date of such Overlap Period Returns, such approval not to be unreasonably withheld, conditioned or delayed.  Such approval may only be withheld to the extent both (i) such Overlap Period Return has not been prepared in accordance with past practice and applicable law and (ii) such deviation from past practices and applicable Law would have an adverse effect on Sellers’ Tax liability under this Agreement.  Such Overlap Period Returns shall be prepared by treating items on such Overlap Period Returns in a manner consistent with the past practices of the Company, or if past practice is inconsistent with applicable Law, consistent with applicable Law, with respect to such items.  Seller shall provide any written comments to Purchaser not later than ten (10) days after receiving any such Overlap Period Return and Purchaser shall consider such comments in good faith.  If Seller does not provide any written comments within ten (10) days, Seller shall be deemed to have approved such Overlap Period Return.  The parties shall attempt in good faith to resolve any such dispute with respect to such Overlap Period Return.  If the parties are unable to resolve any such dispute at least ten (10) days prior to the due date for such Overlap Period Return, the dispute shall be referred to the Arbitrator for resolution by such due date and the fees shall be shared one-half by Seller and one-half by Purchaser.  With respect to any Taxes apportioned to the Pre-Closing Period of any Overlap Period, as determined in accordance with Section 6.01(c), Seller shall cause such Taxes to be paid to Purchaser no later than five (5) days prior to the due date of such Taxes, except to the extent any such amount was paid on or prior to the Closing Date, was included in the calculation of the Final Purchase Price as a reduction.

(c)All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between Seller and Purchaser as follows:  (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records

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of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date.  Seller shall be liable for Taxes of the Company that are apportioned to the portion of the Overlap Period ending on and including the Closing Date and Purchaser shall be liable for Taxes of the Company that are apportioned to the portion of the Overlap Period beginning on the day after the Closing Date.  All Company Transaction Expenses shall be treated as accruing on or before the Closing Date and no party hereto shall make any election under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state or local applicable Tax Law) to apply the “next day rule” to such Company Transaction Expenses.

(d)All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne fifty percent (50%) by Seller on the one hand and fifty percent (50%) by Purchaser on the other hand.  For the avoidance of doubt, such transfer, sales and use, registration, stamp, and similar Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the parties.

(e)Without duplication of any amounts paid pursuant to Section 7.05, Purchaser shall pay or cause to be paid to Seller any Tax refunds or credits attributable to any Pre-Closing Period of the Company actually received or credited to Purchaser, the Company or any of their Affiliates (A) within twenty-four (24) months following the Closing Date, and (B) at any time with respect to any refunds for which a written claim was submitted to the appropriate Taxing Authorities within twenty-four (24) months following the Closing Date and which remain receivable; net of any reasonable out-of-pocket costs attributable to the receipt of such Tax refund or credit, including Taxes payable with respect to such Tax refund, within fifteen (15) days after the receipt of such Tax refund or credit.  At Seller’s request, Purchaser shall cooperate with Seller in obtaining such Tax refunds at Seller’s sole cost and expense.  Notwithstanding anything else in this Section 6.01(e) to the contrary, Purchaser shall not be obligated to pay any refund or other amount under this Section 6.01(e) to the extent that any such refund or other amount is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period beginning after the Closing Date (including the portion of any Overlap Period beginning after the Closing Date) (except to the extent such net operating loss or other Tax attribute is generated by an indemnifiable Loss) or to the extent such refund or credit is accounted for in the adjustment to the Purchase Price as a reduction as provided in Section 2.03.  To the extent a refund of or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, Seller shall pay to Purchaser the amount of such disallowed or reduced refund or credit against Taxes plus the amount of any interest and penalties with respect thereto.

(f)Except for any Commercial Tax Agreement, Seller shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between Seller or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any Taxing Authority or other Governmental Entity, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Controversies

.  (a)  Purchaser shall promptly notify Seller upon receipt by Purchaser or any Affiliate of Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events relating to Taxes (any such inquiry, claim, assessment, audit, examination, or similar event, a “Tax Matter”) with respect to the Company or its income, assets or operations for which Seller would be liable under this Agreement.  Seller, at Seller’s sole cost and expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter relating

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to Taxes of the Company or with respect to its income, assets, or operations for any taxable year or other taxable period that ends on or before the Closing Date (any such Tax Matter, a “Pre-Closing Tax Matter”) before the IRS, any other Taxing Authority or any other Governmental Entity, and shall have the right to control the defense, compromise or other resolution of any Pre-Closing Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Pre-Closing Tax Matter; provided, however, that neither Seller nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Pre-Closing Tax Matter that adversely affects or may adversely affect the Tax liability of Purchaser, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that begins on the day after the Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Pre-Closing Tax Matter.  Seller shall, in good faith, allow Purchaser, at Purchaser’s sole cost and expense, to make comments to Seller, regarding the conduct of or positions taken in any such Pre-Closing Tax Matter.

(b)Except as otherwise provided in Section 6.02(a), or if Seller does not elect to control such Pre-Closing Tax Matter pursuant to Section 6.02(a), Purchaser, at Purchaser’s sole cost and expense (provided, that Seller shall be responsible for all costs and expenses relating to any Pre-Closing Tax Matter which Seller does not elect to control pursuant to Section 6.02(a)), shall represent the interests of the Company with respect to any Tax Matter with respect to Taxes of the Company or with respect to its income, assets or operations (any such Tax Matter, a “Purchaser Tax Matter”) before the IRS, any other Taxing Authority or any Governmental Entity and shall have the right to control the defense, compromise or other resolution of any Purchaser Tax Matter, including responding to inquiries, and filing Returns and amended Returns, as applicable, to the extent required to resolve such Purchaser Tax Matter, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Purchaser Tax Matter; provided, however, that Purchaser shall not, and shall cause the Company not to, enter into any settlement of any contest or otherwise compromise any issue of the Company with respect to any Pre-Closing Period or the portion of the Overlap Period ending on and including the Closing Date that would increase the Tax liability of Seller (including under any indemnity obligation under this Agreement) with respect to the Company without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Purchaser shall keep Seller fully and timely informed with respect to the commencement, status and nature of any Purchaser Tax Matter that relates to a Pre-Closing Period.  Purchaser shall, in good faith, allow Seller, at Seller’s sole cost and expense, to make comments to Purchaser, regarding the conduct of or positions taken in any such Purchaser Tax Matter that would increase the Tax liability of Seller with respect to the Company (including under any indemnity obligation under this Agreement).

Notification

.  Purchaser, the Company, and their respective Affiliates shall promptly forward to Seller all written notifications and other communications from the IRS, any other Taxing Authority or any other Governmental Entity received by the Company relating to any Tax Matters relating to the U.S. federal consolidated income Tax liability of the Company with respect to a Pre-Closing Period.

Indemnification for Taxes

.  (a)  Subject to Sections 7.01, 7.04(b), 7.04(d), 7.04(e), 7.04(f), 7.05, 7.06, 7.08, 7.10, and 7.11, Seller shall indemnify, defend and hold Purchaser and its Affiliates (including the Company) and their respective stockholders, Representatives, partners, members, managers, officers and directors harmless from and against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of,

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arising out of or related to:  (i)  any inaccuracy in, breach of, or failure to be true and correct in all respects of, any representation or warranty made pursuant to Section 3.14 (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, or similar qualification contained in any such representation or warranty) on and as of the date of this Agreement; (ii) all Taxes imposed on the Company or its income, assets or operations for all Pre-Closing Periods (including the portion of an Overlap Period ending on and including the Closing Date, as apportioned pursuant to Section 6.01(c)); (iii) all Taxes of any member (other than the Company) of an affiliated, combined, or unitary group of which the Company was a member on or prior to the Closing Date imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502‑6 or analogous provisions of any state, local or foreign Law; (iv) any Taxes of another Person for which the Company is liable as a transferee or successor, or by contract entered into on or prior to the Closing, to the extent that the events or transactions giving rise to such Taxes occurred on or prior to the Closing; (v) all Taxes as a result of any transaction contemplated by this Agreement, including all Taxes of the Company or Seller resulting from the joint election made by Seller, Seller Guarantor and Purchaser pursuant to Section 6.04(c) of this Agreement under Section 338(h)(10) of the Code and any corresponding elections under any analogous provisions of state or local Law (a “Section 338(h)(10) Election”) to treat the sale of the Shares pursuant to this Agreement as an asset sale for federal income tax purposes, and any analogous provisions of state and local Law, provided, however, that this Section 6.04(a)(v) shall not include (A) Purchaser’s portion of Taxes addressed by Section 6.01(d), (B) the employee portion of any Taxes relating to severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of, or in connection with, the transactions contemplated by this Agreement, or (C) Taxes for which indemnity may be sought pursuant to Section 6.04(a)(i) or Section 6.04(a)(ii); and (vi) all Losses attributable to, resulting from or otherwise related to the tax basis of any asset of the Company failing to be adjusted to such asset’s fair market value as of the Closing Date, as determined pursuant to Section 6.04(c)(ii), as a result of the failure of the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement to be valid, to the extent such failure is solely a result of (A) any action or inaction on the part of Seller, Seller Guarantor or any of their Affiliates (excluding the Company after the Closing), including any failure by Seller to satisfy its obligations under Section 6.04(c) or Section 2.04(b)(xii) and any failure of the representations and warranties in Section 3.14(c)(vii) to be true, correct and complete in all respects; provided, however, that the indemnity for Losses under this clause (vi)(A) shall not apply to the extent the Section 338(h)(10) Election with respect to the sale of Shares pursuant to this Agreement is not valid by reason solely of any action or inaction of Purchaser or any of its Affiliates (including the Company after the Closing); or (B) the failure of the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement to be valid as a result of the Company, Seller, Seller Guarantor, or any of their Affiliates failing to satisfy any requirement under the applicable Code, Treasury Regulations, and IRS guidance, and any corresponding requirements under any analogous provisions of state or local Law for making such Section 338(h)(10) Election that is applicable to the Company, Seller, Seller Guarantor, or any of their Affiliates, respectively.

(b)Purchaser shall indemnify, defend and hold Seller and its Affiliates harmless from and against any Taxes suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (i) any incremental Taxes of the Company for any Pre-Closing Period that the Company or Seller is obligated to pay as a result of Seller selling the Shares and making a Section 338(h)(10) Election with respect to the sale of the Shares rather than Seller selling the Shares without making a Section 338(h)(10) Election with respect to the sale of the Shares; and (ii) any amount that needs to be paid to Seller

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such that after taking into account all Taxes on any payment to Seller pursuant to clause (i) of this Section 6.04(b) the net after-Tax amount received by Seller equals the amount calculated pursuant to clause (i) of this Section 6.04(b); provided, that (A) only U.S. state and local income taxes shall be indemnifiable pursuant to this Section 6.04(b); and (B) in no event shall the amount indemnifiable pursuant to this Section 6.04(b) exceed $423,955.

(c)Section 338 Election.

(i)Seller and Purchaser (A) shall jointly and timely make and complete (or, in the case of Seller, cause to be made and completed, as applicable) a Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement (1) for U.S. federal income tax purposes on IRS Form 8023 as required pursuant to Section 2.04(b)(xii) or in such other manner as may be required by any rule or regulation of the IRS, and (2) for state and local Law purposes, in the manner required under any analogous provision of state or local Law, in each case, as Purchaser shall designate and (B) shall cooperate fully and in good faith with each other to timely file (or cause to be filed) all federal, state, local, and other forms required to so make and complete such Section 338(h)(10) Election and shall take (or cause to be taken) any and all other actions necessary or appropriate to effect and preserve such Section 338(h)(10) Election.  Seller, at Seller’s sole cost and expense, shall, with the assistance and cooperation of Purchaser, prepare, or cause to be prepared, all forms relating to the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement as may be required in addition to IRS Form 8023 for U.S. federal income tax purposes by any rule or regulation of the IRS, and all forms required under any analogous provisions of state or local Law, in each case in accordance with applicable Tax Law (all such federal, state and local forms, except for IRS Form 8023, which shall be provided pursuant to Section 2.04(b)(xii), the “Section 338(h)(10) Election Forms”), and Seller shall deliver, or cause to be delivered, such Section 338(h)(10) Election Forms and related documents and workpapers to Purchaser at least sixty (60) days prior to the due date of filing.  Purchaser shall deliver or cause to be delivered to Seller at least forty-five (45) days prior to the due date of filing such completed Section 338(h)(10) Election Forms.  Seller and Purchaser shall use their commercially reasonable efforts to agree, as soon as practicable after the Closing Date, but in no event later than thirty (30) days following determination of the Closing Statement under Section 2.03, on the computation of the modified aggregate deemed sales price (as defined under Treasury Regulation Section 1.338-4).  Each of Seller and Purchaser shall include, or cause to be included, in all Returns for which they are respectively responsible under this Agreement, any forms that are required by applicable Law to be so included on account of the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement.

(ii)Purchaser shall deliver to Seller a valuation and allocation of the fair market value of the fixed assets and all other assets of Company at least sixty (60) days prior to the due date of the filing of the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement.  Such valuation and allocation shall become final in the event Seller raises no objections thereto within thirty (30) days following receipt thereof.  If Seller raises any objections to such valuation and allocation then the parties will use commercially reasonable efforts to agree; provided, that if Purchaser and Seller are unable to resolve such valuation and allocation within thirty (30) days from the date of Seller’s receipt thereof, the valuation and allocation of the fair market value of the fixed assets and other assets of the Company shall be referred to an independent accountant mutually agreed upon by Purchaser and Seller in writing to make such a determination.  Each of Purchaser, the Company and Seller agree to prepare and file (or, in the case of Seller, cause to be prepared and filed, as applicable) IRS Form 8883, any applicable forms required under state or local Law, any supplementary forms in respect of the Section 338(h)(10) Election with respect to the sale of the Shares pursuant to this Agreement and all Returns, including

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amended Returns and claims for refund, in a timely manner consistent with the valuation and allocation determined in accordance with this Section 6.04(c)(ii).  Seller and Purchaser shall each provide the other with a copy of the IRS Form 8883 it files (or causes to be filed) and of any corresponding forms required to be filed under state or local Law.

Post‑Closing Access and Cooperation

.  (a)  After the Closing Date, Purchaser and the Company, on the one hand, and Seller, on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre‑Closing Periods) relating to the Company as is reasonably necessary for the preparation of any Return, claim for refund or audit, or the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.  Upon reasonable notice, Seller and Purchaser shall each make its, or shall cause the Company to make its, employees and facilities available on a mutually convenient basis during normal business hours to provide reasonable explanation of any documents or information provided hereunder.

(b)Any request for information or documents pursuant to this Section 6.05 shall be made by the requesting party in writing.  The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information required to be provided in accordance with this Section 6.05.  The requesting party shall indemnify the other party for any out‑of‑pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 6.05.  Any information obtained under this Section 6.05 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Post-Closing Actions

.  After the Closing, Purchaser, the Company and their Affiliates shall not, and shall not permit any of Purchaser, the Company (after the Closing) or their Affiliates to (a) other than Returns that are filed pursuant to Section 6.01(a), Section 6.01(b), Section 6.02 or Section 6.04(c), file or amend or otherwise modify any Return relating to any Pre-Closing Period of the Company, (b) after the date any Return filed pursuant to this Article VI is filed, amend or otherwise modify any such Return, (c) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Pre-Closing Period of the Company, or (d) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Period of the Company or portion thereof, in each case that would increase Seller’s Tax liability with respect to the Company (including under any indemnity obligation under this Agreement).

Consolidated Tax Returns

.  Notwithstanding anything in this Agreement to the contrary, (a)(i) Seller will prepare and file, or cause to be prepared and filed, all Consolidated Tax Returns, (ii) none of Seller or any of its Affiliates will be required to provide Purchaser or its Affiliates with any Consolidated Tax Return or copy of any Consolidated Tax Return, and (iii) Seller will have the exclusive right to control in all respects any Tax Matter as well as any other tax proceeding with respect to any Consolidated Tax Return; and (b)(i) Purchaser will prepare and file, or cause to be prepared and filed, all Returns with respect to any federal, state, provincial, local, or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include Purchaser or any of its Affiliates (including the Company after the Closing Date) (any such Return, a “Purchaser Consolidated Tax Return”), (ii) none of Purchaser or any of its Affiliates will be required to provide Seller or its Affiliates with any Purchaser Consolidated Tax Return or copy of any Purchaser Consolidated Tax Return, and (iii) Purchaser will have the

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exclusive right to control in all respects any Tax Matter as well as any other tax proceeding with respect to any Purchaser Consolidated Tax Return.

Survival

.  Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties contained in this Article VI shall survive the Closing and shall remain in full force in accordance with their terms; provided, however, that Seller’s obligations pursuant to Section 6.04 shall terminate (giving effect to any extensions and waivers thereof) sixty (60) days following the expiration of the applicable statute of limitations relating to the Loss or Tax that results in Seller’s obligation; provided, further, that any claim made by Purchaser pursuant to Section 6.04 on or prior to sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof) within the time periods set forth in this Section 6.08 shall survive until such claim is finally and fully resolved.

Tax Provisions Control

.  To the extent of any inconsistencies between any provision of this Article VI and Article VII, the provisions of this Article VI shall control.

Section 6.10

Definition of Seller. For purposes of this Article VI, all references to Seller, where the context indicates, shall include reference to the corporation into which Seller is disregarded for U.S. federal income tax purposes.

Article VII
Indemnification

Survival of Representations and Warranties

(a).  The respective representations and warranties of Seller, Seller Guarantor (in each case, including the Fundamental Representations) and Purchaser contained in this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date, except that the representations and warranties contained in Section 3.14 (Tax Matters) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof).  Each covenant and other agreement of Purchaser, Seller or Seller Guarantor hereunder shall survive in accordance with its terms.  No Person shall be liable for any claim for indemnification under Section 6.04 or this Article VII or for breach of any covenant or agreement hereunder unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Indemnification by Seller

.  Subject to the other provisions of this Article VII, from and after the Closing, Seller agrees to and shall indemnify Purchaser, the Company and each of their respective Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers, directors and Affiliates (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (a) any inaccuracy in, breach of, or failure to be true and correct in all respects of, any representation or warranty (other than the representations and warranties contained in Section 3.14 (Tax Matters), which are addressed in Section 6.04) made by Seller or Seller Guarantor in this Agreement (whether or not contained in Article III) (without giving effect to any

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“material”, “materially”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty) on and as of the date of this Agreement (other than those made on a specified date, which shall be true and correct in all respects as of such specified date), (b) any breach of or default in the performance of any covenant or agreement by Seller or Seller Guarantor contained in this Agreement (including, for the avoidance of doubt, those set forth in Article VI, other than any covenant relating to Losses for Taxes set forth in Section 6.04(a)), (c) items 1 or 2 set forth on Section 3.11 of the Disclosure Letter, (d) any Excluded Liabilities, (e) the assignment and transfer of any Dynamics AX 2009 perpetual license from Seller or any of its Affiliates to the Company, (f) any Credit Support Documents, (g) any Specified Environmental Liabilities or (h) in connection with the transfer contemplated by Section 5.04(a) (i) the UK Employee’s employment with the Company or the applicable Affiliate employer entity and (ii) the termination of the UK Employee’s employment by the Company or the applicable Affiliate employer entity.  For the avoidance of doubt, Seller’s obligations to indemnify and hold harmless Purchaser Indemnitees pursuant to clause (b) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

Indemnification by Purchaser

.  Subject to the limitations set forth in this Article VII, from and after the Closing, Purchaser agrees to and shall indemnify Seller and its Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers, directors and Affiliates (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to: (a) any inaccuracy in, breach of, or failure to be true and correct in all respects of, any representation or warranty made by Purchaser in this Agreement (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty) on and as of the date of this Agreement (other than those made on a specified date, which shall be true and correct in all respects as of such specified date); and (b) any breach of or default in the performance of any covenant or agreement by Purchaser contained in this Agreement (including, for the avoidance of doubt, those set forth in Article VI).  For the avoidance of doubt, Purchaser’s obligations to indemnify and hold harmless Seller Indemnitees pursuant to clause (b) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

Limitation on Indemnification

.

(a)Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller, as the case may be, shall be liable for any claim for indemnification pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from Seller or Purchaser, as the case may be, equals or exceeds One Hundred Thirty-Five Thousand dollars ($135,000) (the “Deductible”), in which case Seller or Purchaser, as the case may be, shall be liable for only the aggregate amount of Losses in excess of the Deductible; provided, that the limitations set forth in this Section 7.04(a) shall not apply to Losses incurred by any Purchaser Indemnitee in connection with or arising from (i) any inaccuracy in, breach of or failure to be true and correct in all respects of any Fundamental Representation or Section 3.14 (Tax Matter), (ii) Losses for which any Purchaser Indemnitee are indemnified pursuant to Section 6.04(a), (iii) any indemnification obligation pursuant to Section 7.02(b), Section 7.02(c), Section 7.02(d), Section 7.02(e), Section 7.02(f), Section 7.02(g) or Section 7.02(h) or (iv) in the case of fraud or willful misconduct.

(b)Notwithstanding anything to the contrary in this Agreement, (i) the parties shall not be entitled to recover any Losses to the extent specifically accounted for in the calculation of the Final

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Purchase Price and (ii) the parties shall not be entitled to recover any Losses to the extent any party has otherwise been compensated for such Loss or the Loss was taken into account under any other provision of this Agreement, in each case, so as to avoid duplication or “double counting” of the same Loss.

(c)Other than in the case of fraud and notwithstanding anything to the contrary in this Agreement, with respect to any breach of, inaccuracy in, or failure to be true and correct in all respects of any representation or warranty made by Seller or Seller Guarantor in this Agreement (including the Fundamental Representations) (other than with respect to Section 3.14 (Tax Matters)), the Purchaser Indemnitees’ sole and exclusive source of recovery shall be limited to the Indemnity Escrow Amount and the R&W Insurance Policy, and Seller (and Seller Guarantor as guarantor of Seller) shall not have any Liability therefor in excess of the Indemnity Escrow Amount (other than with respect to Section 3.14 (Tax Matters)).

(d)Any amounts due to any Purchaser Indemnitee: (i) under Sections 6.04(a)(iii), 6.04(a)(iv), 6.04(a)(v), 6.04(a)(vi) 7.02(b), 7.02(c), 7.02(d), 7.02(e), 7.02(f), 7.02(g) or 7.02(h) shall be satisfied (A) first by release to Purchaser from the Indemnity Escrow Amount and (B) then may be recovered from Seller and (ii) under Section 6.04(a)(i), Section 6.04(a)(ii) and Section 7.02(a) shall be satisfied (A) first by release to Purchaser from the Indemnity Escrow Amount, (B) then by recovery under the R&W Insurance Policy, and (C) solely and exclusively with respect to Tax matters pursuant to, and in accordance with, Section 6.04(a), then may be recovered from Seller.

(e)In no event shall the Purchaser Indemnitees be entitled to recover or make a claim for any amounts in respect of any Taxes or Losses to the extent such Taxes or Losses:  (i) are attributable to any taxable year or period beginning after the Closing Date and the portion of any Overlap Period beginning on the day after the Closing Date, except to the extent such Taxes or Losses (A) result from any breach of any representation or warranty contained in Section 3.14(c)(ii), Section 3.14(c)(vii), Section 3.14(c)(viii), Section 3.14(c)(ix), or Section 3.14(c)(xi), or (B) are indemnified pursuant to Section 6.04(a)(vi)); (ii) are due to the unavailability of any net operating losses, or other Tax attribute, from a Pre-Closing Tax Period, except to the extent such Taxes or Losses are (A) included as an asset in the calculation of Closing Working Capital, or (B) indemnified pursuant to Section 6.04(a)(vi); or (iii) result from transactions or actions taken by Purchaser, the Company or any of their respective Affiliates after the Closing on the Closing Date that are not contemplated by this Agreement and are outside the ordinary course of business consistent with past practice.

(f)Except in the case of fraud or willful misconduct, the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 6.04(a), Section 7.02 or Section 7.03, as the case may be, shall be an amount equal to the actual cash proceeds received by Seller at Closing and pursuant to Section 2.03(d) (the “Aggregate Cap”).

Losses Net of Insurance, etc.

  Without duplication of any amounts paid or payable to Seller pursuant to Section 6.01(e), the amount of any Loss for which indemnification is provided under Section 6.04(a), Section 7.02 or Section 7.03 shall be net of (a)  any amount for which a reserve or accrual is included in final Closing Working Capital or which has been taken into account as a current liability for purposes of the calculation of the Final Purchase Price, (b) any amounts actually recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), (c) any Tax benefit, credit or refund which the applicable Indemnified Party actually realizes or receives in cash tax savings in the taxable year in which the indemnity payment is made, in the next two (2) succeeding taxable years, or in any prior taxable year as a result of such Loss and (d) any insurance proceeds (net of any costs of investigation of

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the underlying claim and of collection and net of Taxes incurred in the taxable year in which the indemnity payment is made) actually received as an offset against such Loss (each source of recovery referred to in clauses (b) and (d), a “Collateral Source”).  Without duplication of any amounts paid or payable to Seller pursuant to Section 6.01(e), if the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 6.04(a), Section 7.02 or Section 7.03 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to Section 6.04(a) or this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to Section 6.04(a) or this Article VII had such receipt occurred at the time of such payment.  Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

Indemnification Procedure

.  (a)  Promptly after any event, circumstance, development, state of facts or occurrence (or obtaining knowledge thereof) that results or may result in any Losses by any Person entitled to indemnification pursuant to Section 6.04, Section 7.02 or Section 7.03, including, any claim by a Person described in Section 7.07 (an “Indemnified Party”), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) and to the Escrow Agent a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii)specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b)In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 7.07), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a written notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute to the courts set forth in Section 8.08, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in

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Section 8.08.  The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.

(c)Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 7.07), claims for Losses covered by a memorandum of agreement of the nature described in Section 7.06(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 7.06(b) and 8.08 hereof or shall have been settled as described in Section 7.07, are hereinafter referred to, collectively, as “Agreed Claims”.  Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party (except in the case where a payment has been already effected pursuant to the Escrow Agreement) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

(d)Under all circumstances Seller and the Seller Indemnitees shall act solely through Seller and Seller’s determination with respect to all matters under this Article VII (including a determination as to whether to seek indemnity or not) shall be final and binding on each Seller Indemnitee.

Third Party Claims

.  (a)  If a claim by a third party is made against any Indemnified Party (other than a claim for Taxes, which is addressed by Article VI hereof) (a “Third Party Claim”), and if such party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have ten (10) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party and the fees and expenses of such counsel shall be borne by such Indemnified Party. Notwithstanding the foregoing, unless a Third Party Claim is made pursuant to which the Indemnifying Party, without giving effect to its indemnification obligations hereunder, will suffer Losses and the facts of such Third Party Claim primarily relate to the actions and/or circumstances of the Indemnifying Party, the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim may give rise to Losses which are more than two hundred percent (200%) of the remaining Indemnity Escrow Amount at the time such claim is submitted by the Indemnified Party; (ii) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party and does not otherwise seek monetary damages; or (v) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; or (vi) the insurer under the R&W Insurance Policy has assumed the defense of such Third Party Claim in accordance with the terms of the R&W Insurance Policy.

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(b)Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 7.07(a), (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(c)If the Indemnifying Party does not notify in writing the Indemnified Party within ten (10) days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof or that it otherwise objects to the claim, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article VII, (ii) includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment, and (iii) does not impose any injunctive relief or other restriction of any kind or nature on any Indemnified Party.

(e)The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

Sole Remedy/Waiver

(a).  Except under the R&W Insurance Policy, pursuant to the Transition Services Agreement, the Escrow Agreement and restrictive covenant agreement delivered in connection with this Agreement or in the case of fraud or willful misconduct, the parties hereto acknowledge and agree that, the remedies provided for in Section 6.04(a) and this Article VII shall be the parties’ sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement, the Company or any Law or otherwise.  Notwithstanding the foregoing, nothing in this Section 7.08 or elsewhere in this Agreement or in the Escrow Agreement shall prevent any party to this Agreement from receiving the full amount of any Purchase Price Adjustment in accordance with Section 2.03 hereof.  The parties hereto expressly intend that the remedies provided for in Section 6.04(a) and this Article VII shall apply to direct claims between the parties hereto for breach of this Agreement (whether or not involving a third party).

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Seller’s Waiver

.  Notwithstanding anything contained herein to the contrary, Seller hereby waives and acknowledges that it shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which Seller may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

Indemnity Payments

(a).  On the date that is the second (2nd) Business Day following eighteen (18) months from the Closing Date, Seller and Purchaser shall jointly instruct the Escrow Agent in writing to immediately release as promptly as practicable to Seller an amount equal to the remaining balance of the Indemnity Escrow Amount, less the amount necessary to satisfy all outstanding claims which are the subject of a Claim Certificate delivered pursuant to Section 6.04 or this Article VII, by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least three (3) Business Days prior to such date.  Purchaser and Seller shall cause the Escrow Agent to disperse any amounts not released pursuant to the preceding sentence due to any such then-pending claim to Purchaser or Seller, as applicable, promptly upon the resolution of such claim in favor of Purchaser or Seller, respectively.

R&W Insurance Policy

.  Seller shall reasonably cooperate with the Purchaser Indemnitees in connection with any claim made by any such Purchaser Indemnitee under, and the underwriting of, the R&W Insurance Policy.  Notwithstanding anything to the contrary set forth herein, the availability of any cash proceeds under the R&W Insurance Policy shall not affect the liability hereunder of Seller for any Losses.  The R&W Insurance Policy shall include an irrevocable unconditional waiver of the subrogation rights of the issuing insurer against Seller (or any Seller’s direct or indirect shareholders or members, directors, officers, partners or employees) except, and then only to the extent, arising from fraud and willful misconduct as determined by a final adjudication.

Article VIII

Miscellaneous

Fees and Expenses

.  Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that Seller shall pay all such costs and expenses incurred by the Company and not included within Company Transaction Expenses.

Waiver

.  Any agreement on the part of any party to waive any provision in this Agreement shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Notices

.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission and in the case of telecopier or email transmission, with copies by overnight courier service or registered mail to the

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respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)If to Seller or Seller Guarantor, to:

CECO Environmental Corp.

14651 Dallas Parkway, Suite 500

Dallas, TX 75254

Attention:Matthew Eckl, Chief Financial Officer

Email:meckl@OneCECO.com

with a copy (which shall not constitute notice or service of process) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attention:	James P. Dougherty
William J. Axtman
Email:	jpdougherty@jonesday.com
waxtman@jonesday.com

(b)if to Purchaser, to:

Cincinnati Fan & Ventilator Company, Inc.

c/o Dominus Capital, L.P.

135 West 50th Street, 19th Floor

New York, NY 10020

Attention:	Robert Haswell
Email:	rdh@dominuscap.com

with a copy (which shall not constitute notice or service of process) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:John M. Reiss, Esq.

Matthew J. Kautz, Esq.
Fax:	(212) 354‑8113
Email:	jreiss@whitecase.com
mkautz@whitecase.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Entire Agreement

.  This Agreement, together with the annexes and exhibits hereto and the Disclosure Letter, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality

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Agreement.  This Section 8.04 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

Binding Effect; Benefit; Assignment

.  This Agreement shall inure to the benefit of and be binding upon the parties hereto.  Except with respect to Article VII of this Agreement, which shall inure to the benefit of each Purchaser Indemnitee and Seller Indemnitee, all of whom are intended as express third party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement (other than as provided in Section 5.05). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that Purchaser may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly owned Subsidiary of Purchaser or to any Affiliate which is a direct or indirect wholly owned Subsidiary, (b) in connection with the transfer by Purchaser of all or substantially all of the capital stock or other Equity Interests and/or assets of the Company or (c) as collateral for the purpose of securing any financing of the transactions contemplated hereby.  Any attempted assignment in violation of this Section 8.05 will be void.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.02 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Amendment and Modification

.  This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement.

Counterparts

.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Applicable Law

.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).  ANY LEGAL DISPUTE OR SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE instruments, agreements, documents and OTHER TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL AND EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE OR SUIT, ACTION OR PROCEEDING, WHETHER IN LAW OR EQUITY.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT IN ACCORDANCE WITH

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THE PROVISIONS SET FORTH IN SECTION 8.03 HEREIN, or in such other manner as may be permitted by applicable law, SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE LAYING OF VENUE OF ANY DISPUTE OR SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH DISPUTE OR SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.03, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Severability

.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein; provided, that  notwithstanding anything in this Agreement to the contrary, the parties hereto intend that the remedies and limitations thereon (including Article VII, Section 8.05, Section 8.08 and Section 8.11 and otherwise under the R&W Insurance Policy) be the sole and exclusive remedy for Seller, Purchaser, the Company and certain related parties as provided in Sections 7.02 and 7.03, as applicable (except in the case of fraud or for the right of Seller or Purchaser to seek an injunction, specific performance or other equitable relief pursuant to, and subject to the limitations set forth in, Section 8.11), to each be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases Seller’s or Purchaser’s or any of respective Affiliates’ liability or obligations hereunder and no party hereto shall be required to take any action that would increase any such obligations or liabilities of any such Person.

Seller Guaranty

.  Seller Guarantor irrevocably guarantees payment by Seller of each of Seller’s payment obligations under the provisions of this Agreement.  This is a guaranty of payment only, and not of performance of non‑payment obligations.  Seller Guarantor acknowledges and agrees that this payment guaranty is full and unconditional, and no release or extinguishments of Seller’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this payment guaranty.  Seller Guarantor hereby waives, for the benefit of Purchaser, (a) any right to require Purchaser as a condition of payment of Seller Guarantor to proceed against Seller or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to

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Seller.  Seller Guarantor understands that Purchaser is relying on this guaranty in entering into this Agreement.  Under no circumstances shall the maximum amount payable by Seller Guarantor hereunder exceed an amount equal to the Aggregate Cap.  The guaranty set forth in this Section 8.10 shall survive until Seller has no further obligations or Liabilities (whether, present, contingent or otherwise) under this Agreement.

Specific Enforcement; Limitation on Damages

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that the parties shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach.  Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) shall cooperate fully in any attempt by the other party in obtaining such equitable relief.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Waiver of Jury Trial

.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Rules of Construction

.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Headings

.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

No Recourse

.  Except as expressly provided in Section 5.05, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person that is not a party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether (to the extent valid under applicable law) in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.  Except as set forth in this Agreement, any other documents or instruments delivered in connection with this agreement, including, any restrictive covenant agreement executed by Seller Guarantor in

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connection with this Agreement and the Escrow Agreement, or in the case of fraud, in no event shall Seller, Purchaser, the Company or any of their respective Affiliates, and each such Person agrees not to and to cause its controlled Affiliates not to, seek to enforce this Agreement or any other documents or instruments delivered in connection with this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a party to this Agreement.

Provision Regarding Legal Representation

.  Recognizing that Jones Day has acted as legal counsel to Seller and the Company, and certain of their respective Affiliates prior to and as of the Closing Date, and that Jones Day intends to act as legal counsel to Seller and certain of its respective Affiliates after the Closing Date, Purchaser hereby waives, on its own behalf, and agrees after the Closing Date to cause the Company and its respective Affiliates to waive, any legal conflicts that may arise in connection with Jones Day representing Seller and certain of its respective Affiliates after the Closing Date as such representation may relate to Purchaser, the Company or the transactions provided for in this Agreement unless prohibited by a Governmental Entity.  In addition, from and after the Closing Date, all communications involving attorney-client confidences between Seller and the Company and their respective Affiliates, on the one hand, and Jones Day, on the other hand, in the course of the negotiation, documentation and consummation of the transactions provided for in this Agreement (“Privileged Deal Communications”) shall be deemed to be attorney-client confidences that, subject to the next sentence, belong to Seller (and not to the Company or its respective Affiliates).  The parties agree that the protections afforded to Seller above shall not be considered, and is not, a waiver by the Company and its Affiliates after the Closing of any attorney-client privilege that they may have over the Privileged Deal Communications solely as against any third party (other than Seller and its Affiliates) or to the extent otherwise required by a Governmental Entity.  Notwithstanding the foregoing, in the event that a dispute arises between the Company and its Affiliates on the one hand, and a third party (other than Seller and its Affiliates), on the other hand, after the Closing, the Company (a) may assert the attorney-client privilege to prevent disclosure of attorney-client confidences by Jones Day to such third party and (b) shall not waive any attorney-client privilege under the Privileged Deal Communications as against any third party without the prior written consent of Seller unless required by a Governmental Entity.  Subject to and without waiver of the foregoing, each of the parties to this Agreement hereby agrees that any pre-Closing attorney-client privilege and other privilege or immunity attaching to any communication, advice or materials pertaining to the Company that would be relevant to Purchaser after the Closing (other than Privileged Deal Communications), belong to and shall be controlled by the Company.  From and after the Closing Date, Purchaser agrees to cause the Company and Purchaser’s controlled Affiliates and representatives to comply with the terms of this Section 8.16 as if such Person was a party to, and bound by, this Agreement.

[Remainder of page intentionally left blank.]

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Exhibit 2.1

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

PURCHASER:

Cincinnati Fan & Ventilator Company, Inc.

By: /s/ Todd Benne_____________

Name: Todd Benne

Title: Vice President of Finance, Chief Financial

Officer and Secretary

SELLER:

Met-Pro Technologies LLC

By: /s/ Matthew Eckl_____________

Name: Matthew Eckl

Title: CFO and Treasurer

SELLER GUARANTOR:

CECO ENVIRONMENTAL CORP.

By: /s/ Matthew Eckl_____________

Name: Matthew Eckl

Title: Chief Financial Officer

COMPANY:

STROBIC AIR CORPORATION

By: /s/ Matthew Eckl_____________

Name: Matthew Eckl

Title: CFO and Treasurer

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